UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

                  REGISTRATION UNDER THE SECURITIES ACT OF 1933

                           Integrated Technology Group
--------------------------------------------------------------------
                 (name of small business issuer in its charter)

 Nevada                           2771                          87-0583192
------------------------------- ---------------------------  -------------
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

            301 West Main, Suite 500 Ardmore, OK 73401 (580) 226-0511
-------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

   H. Scott Holden, 301 West Main, Suite 500 Ardmore, OK 73401  (580) 226-0511
-------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                        Copies of all communications to:
                            Robert A. Forrester, Esq.
                             1215 Executive Dr. West
                                    Suite 102
                              Richardson, TX 75081
                                 (972) 437-9898
                                 (972) 480-8406

Approximate date of proposed sale to public: As soon as practicable after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /__/

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement fort the same offering. /__/

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /__/

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. /__/

                         CALCULATION OF REGISTRATION FEE


     Title of each         Amount to be          Proposed              Proposed             Amount of
Class of securities        Registered(1)     maximum offering           maximum         registration fee
To be registered                              Price per unit      aggregate offering
                                                                         price
Common Stock                1,000,000              $0.50               $  500,000            $ 46
Common Stock                1,000,000              $1.00               $1,000,000            $ 92
Common Stock                1,000,000              $1.50               $1,500,000            $138
Common Stock                1,000,000              $2.00               $2,000,000            $184
Common Stock(1)               300,000               0.34               $  102,000            $ 10
Total                       4,300,000                                  $5,102,000            $470


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based on $0.48 per share, the closing price of the Common Stock on the American Stock Exchange on January 13, 2003.
The Registrant hereby amends this registration statement on such date of dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall be come effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

      The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              SUBJECT TO COMPLETION



                                January 16, 2003

                           INTEGRATED TECHNOLOGY GROUP
                                   4,000 UNITS
               EACH UNIT CONSISTING OF 1000 SHARES OF COMMON STOCK

         CLASS A UNITS - 1,000 UNITS AT $500 PER UNIT OR $0.50 PER SHARE CLASS B UNITS - 1,000 UNITS AT $1,000 PER UNIT OR $1.00 PER SHARE CLASS C UNITS - 1,000 UNITS AT $1,500 PER UNIT OR $1.50 PER SHARE CLASS D UNITS - 1,000 UNITS AT $2,000 PER UNIT OR $2.00 PER SHARE

                         300,000 SHARES OF COMMON STOCK

The Units

      This prospectus relates to the offer and sale by Integrated Technology Group (the "Company") of up to 4,000 units ("Units"), each Unit consisting of 1,000 shares of common stock. The Units will be offered on a "best efforts" basis to those that are not U.S. Persons as defined in Regulation S promulgated under the Securities Act of 1933, as amended. There will be no minimum number of Units required to be purchased before funds are distributed to the us.

      The Class A Units will be offered for $500 per Unit; the Class B Units will be offered for $1,000 per Unit; the Class C Units will be offered for $1,500 per Unit; and the Class D Units will be offered for $2,000 per Unit. We will not sell any Units having a higher price per share of Common Stock until we sell all of the Units with a lower price per share of Common Stock.

Selling Stockholder

      This prospectus also relates to the sale by First Berlin of up 300,000 shares of Common Stock of the Company. These shares were acquired in a private purchase as compensation for services rendered in 2002.

      The selling stockholder will determine when it will sell their shares and will sell its shares at current market prices or at negotiated prices at the time of the sale. The Company will pay the expenses incurred to register the shares for resale, but the selling stockholders will pay any underwriting discounts, concessions, or brokerage commissions associated with the sale of their shares. The selling stockholders and the broker/dealers that they utilize may be deemed to be "underwriters" within the meaning of the securities laws and any commissions received and any profits realized on the sale of their shares of Common Stock may be considered to be underwriting compensation.

      The Company will not receive any of the proceeds of sales by the selling stockholders. Securities laws and Securities and Exchange Commission regulations may require the selling stockholders to deliver this Prospectus to purchasers when they resell their shares of Common Stock.

General

      Our Common Stock trades on the over-the-counter bulletin board under the symbol "ITGI." On January 15, 2003, the closing bid price for our common stock as reported on the OTC bulletin board was $0.20 per share.

      Our Common Stock is speculative and involves a high degree of risk. You should read carefully and consider our discussion of risk factors beginning on page 5 before making an investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                Price to                  Discounts                Proceeds to
                                 Public                Commissions(1)                Company

Per Class A Unit               $      500                 $     25.00              $      475
Per Class B Unit               $    1,000                 $     50.00              $      950
Per Class C Unit               $    1,500                 $     75.00              $    1,425
Per Class D Unit               $    2,000                 $    100.00              $    1,900

  Total Maximum(1)             $5,000,000                 $250,000.00              $4,750,000


 (1)  Before deducting estimated expenses, payable by the Company of $35,000.

      The shares of Common Stock are being offered, subject to prior sale, when, as and if delivered to and accepted by the Selling Agent and subject to approval of certain legal matters by counsel and subject to certain other conditions. The Placement Advisor reserves the right to withdraw, cancel or modify the offering without notice and to reject any order, in whole or in part. It is expected that delivery of Common Stock certificates will be made against payment therefore at the offices of First Berlin

                The date of this prospectus is January ___, 2003

                                TABLE OF CONTENTS



      Cautionary Statement....................................................2

      Available Information...................................................2

      Information About Forward-Looking Statements............................3

      Summary of Information in the Prospectus................................4

      Risk Factors............................................................5

      Use of Proceeds.........................................................9

      Price Range of Our Common Stock.........................................9

      Management's Discussion and Analysis or Plan of Operations.............11

      Business...............................................................13

      Management.............................................................18

      Certain Relationships and Related Transactions.........................20

      Description of Capital Stock...........................................21

      Plan of Distribution...................................................21

      Selling Stockholder....................................................22

      Legal Matters..........................................................23

      Experts................................................................23





                              CAUTIONARY STATEMENT

      You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide information different from what is contained in this Prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or any sale of common stock.

                              AVAILABLE INFORMATION

      We are subject to the reporting requirements of the Securities and Exchange Commission (the "Commission"). We file periodic reports, proxy statements, and other information with the Commission and the Securities Exchange.

      We have filed a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, with the Commission in connection with the securities offered by this Prospectus. This Prospectus does not contain all of the information that is in the Registration Statement. For further information with respect to us, you may inspect without charge and copy our filings at the public reference room maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Information about the public reference room is available from the Commission by calling 1-800-SEC-0300.

      The Commission maintains a web site on the Internet that contains reports, proxy statements and other information regarding issuers that file electronically with the Commission. The Internet address of the site is www.sec.gov. Visitors to the site may access information by searching the EDGAR archives on this web site.

                  INFORMATION ABOUT FORWARD LOOKING STATEMENTS

      Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words may, will, should, expect, anticipate, estimate, believe, intend or project or the negative of these words or other variations on these words or comparable terminology.

      This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under Management's Discussion and Analysis or Plan of Operations and Business, as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under Risk Factors and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                    SUMMARY OF INFORMATION IN THE PROSPECTUS

      This summary highlights selected information about us. To understand this offering fully, you should read the entire Prospectus carefully, including our discussion of Risk Factors and the financial statements for the year ended December 31, 2001.

                                   The Company

      Since 1980 we have conducted scrap tire recycling operations, initially in Oklahoma and, beginning in 1992, in Texas. Our scrap tire recycling operations reduces scrap tires to chips less than two inches n diameter. Over the last two years we have developed a gasification process that recovers from tire chips gas, a fuel oil, carbon black and steel. This gasification process recovers these products in an environmentally benign manner.

      We conduct our scrap tire recycling operations under laws enacted in Texas and Oklahoma. Oklahoma requires that sellers of new tires must charge a fee for the disposal of tires. In Oklahoma this fee is paid to the state and we receive a portion of this fee from the state for collecting scrap tires and shredding them to chips. In Texas, the retail dealer pays us to collect and shred the tires.

      Although there is a market for shredded tires, principally as a fuel supplement for use in cement kilns, we believe that we would realize a larger return if we recovered products composing the tire. Accordingly, we have developed our gasification process and have tested an engineering prototype. We have a permit from the State of Oklahoma to build an operational facility. In November 2002 we entered into an agreement with a European company to conduct joint venture operations that will construct the gasification process in Choctaw, Oklahoma with operations anticipated to commence in May 2003. See "Risk Factors - Our agreement to manage the joint venture for the construction of the gasification process limits our management of those operations; We are restricted from entering markets for the gasification process in countries comprising the European Union and Asia Pacific; Business - Construction of the Gasification Plant

      Our headquarters are located at 301 West Main, Suite 500, Ardmore, Oklahoma 73401 and our telephone number at that address is (580) 226-0511.

                                  The Offering

Common Stock Offered                    4,000,000 shares on a "Best Efforts"
                                        Basis; 1,000 Class A Units;
                                        1,000 Class B Units; 1,000 Class
                                        C Units; 1,000 Class D Units - Each Unit consists of 1,000 shares of Common
                                        Stock.

Offering Price
   Class A Unit                                      $500
   Class B Unit                                      $1,000
   Class C Unit                                      $1,500
   Class D Unit                                      $2,000

Common Stock Outstanding
     Before this Offering                            15,364,544
     After issuance of Class A Units                 16,364,544
     After issuance of Class B Units                 17,364,544
     After issuance of Class C Units                 18,364,544
     After issuance of Class D Units                 19,364,544

Use of Proceeds                                      Operating capital

Risk Factors The securities offered involve a high degree of risk.

                          Summary Financial Information

      The following selected balance sheet and income statement data has been derived from the audited statements of the Company as of December 31, 2000 and 2001 and the unaudited interim financial statements as of September 30, 2001 and 2002. This summary financial data should be read in conjunction with and are qualified by reference to the financial statements of the Company and the related notes thereto included elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                  Years Ended                     Nine Months Ended
                                                 December 31,                       September 30
                                       ------------------------------     ------------------------------
                                            2000             2001              2001              2002
                                       -------------    -------------     -------------    -------------

Revenue                                $   7,323,492    $   7,362,177     $   4,243,886    $   5,726,055

Depreciation and amortization              1,280,575        1,402,591           896,875          878,697

Loss from operations                      (1,909,971)      (1,838,145)       (1,415,162)      (1,156,440)

Net loss                                    (353,261)      (2,485,159)       (2,022,811)      (1,569,974)

Loss per share                         $       (0.13)   $       (0.31)    $       (0.18)   $       (0.14)

Working capital (deficiency)              (3,618,535)      (4,760,938)       (4,288,587)      (5,734,883)

Cash                                          30,953           18,905            89,957            8,734

Total assets                              11,400,211        9,956,986        10,730,432        8,719,767

Total liabilities                          4,661,638        5,559,872         5,418,133        6,295,464

Stockholders' Equity                       6,738,573        4,397,114         5,312,299        2,424,303

                                  RISK FACTORS

   Investing in our common stock is very risky, and you should be able to bear losing your entire investment. You should carefully consider the risks presented by the following factors.

We have incurred substantial losses in the last two years.

      We sustained operating losses of $1,909,971 and $1,835,145 in fiscal 2000 and 2001, respectively. These operating losses include depreciation, respectively, of $1,280,575 and $1,402,591. For the nine months ended September 30, 2002, we sustained an operating loss of $1,412,162 with depreciation expense of $911,717. Accordingly, our operations have consumed large amounts of cash, averaging, net of depreciation expense, in each month of the respective periods amounts in excess of $52,000 in fiscal 2000, $36,000 in fiscal 2001 and $55,000 in the first nine months of fiscal 2002. These losses have been funded principally by advances from related parties, and the purpose of this offering is to fund a portion of these losses until such time as the gasification process is operational and cash flowing.

      One consequence of these losses is that our working capital, that is, our current assets less our current liabilities, has been negative in each of these periods. At December 31, 2000, our working capital was $(3,618,535) and decreased to $(4,760,938) at December 31, 2001. At September 30, 2002, our working capital was $(5,734,883).

      On October 21, 2002 the Corporation agreed to issue 3,834,624, 166,667 and 120,000 shares of Common Stock to Harold H. Holden 1985 Trust, the H. Scott Holden 1993 Trust and Southstar Energy, respectively for the forgiveness and complete discharge of $1,150,387, $50,000 and $36,000, respectively, of indebtedness and any related interest. Similarly, the stockholders of the Company agreed to increase the number of authorized shares of Common Stock from 20,000,000 to 25,000,000.

State regulations of tire recycling affect our profitability.

      Our revenues are derived from state programs in Texas and Oklahoma that require retail tire resellers to collect disposal fees for each tire sold. Originally, both states collected this fee and used a portion of the fee to pay businesses such as ours to convert the scrap tires into chips. When Texas changed its program such that retail tire sellers collected the fee but paid for the tire's recycling, we were compelled to market our services to dealers directly resulting in us gathering scrap tires from fewer dealers and decreased efficiency in gathering scrap tires throughout Texas.

      Although we believe that the environmental problems posed by scrap tires will encourage states to seek programs that efficiently dispose of scrap tires, the structure of the program affects whether we can economically enter that state. In states other than Texas and Oklahoma there are a variety of regulations, and tire recyclers do not gather tires but are paid a fee, or tipping fee, to handle the disposal of tires. We do not believe that such programs permit us to enter those markets profitably and favor enterprises that do not gather scrap tires in addition to recycling them. Our plan for the gasification process is for its economic return to add sufficient revenues as well as act to recycle completely scrap tires that governmental agencies would enact legislation that would permit financially workable programs. There can, of course, be no assurance that these programs will exist or that where programs presently exist or may be developed we can operate in a profitable manner.

      We presently operate in a limited geographical area, Texas and Oklahoma, and limited business activity within those areas.

      Our revenues have been generated from customers in a limited geographic area, Texas and Oklahoma. In addition, our revenues have been limited to operations whereby we gather scrap tires and shred the scrap tires. Our management believes that the opportunities for expanding into other states is limited unless states develop programs such as those that operate in Oklahoma, a development that our management believes to be unlikely. Our management believes that our gasification process, particularly since the gasification process represents what management believes to be a successful recycling of scrap tires into useful products and that process's anticipated economic return, will encourage jurisdictions to develop programs that promote tire recycling. Without the development of scrap tire recycling into other geographical areas and without the additional business lines such as gasification, management believes that its financial results will not be strong.

The gasification process is critical to our profitability.

      Although there can be no certitude that the gasification process will return us to profitability, our management believes that the gasification process is critical to achieving profitability. Although we derive revenues from the sale of tire chips and have implemented programs to reduce expenses and otherwise increase margins, we believe that the gasification process will increase the revenues derived from the tire chips significantly as well as provide for an additional source of revenue. Further, we have approximately 192,000 tons of tire chips carried on our books at zero value that will supply the gasification process at little cost.

      Our agreement to manage the joint venture for the construction of the gasification process limits our management of those operations

      We have entered a joint venture for the construction of the gasification process in Choctaw, Oklahoma. See "Business - Construction of the Gasification Process." The joint venture is an LLC in which we are able to vote 25% of the current voting power, and the LLC has one manager who is a principal holder of 75% interest of the joint venture and not otherwise affiliated with ITGI. The agreement for the management of the joint venture restricts the power of the joint venture to make distributions except by resolution at the joint venture's annual meeting. The management agreement also provides that the voting interests have the power to increase or decrease the capital of the joint venture.

      The management agreement prohibits the joint venture from the following actions, among others, without the unanimous consent of the two shareholders:

     >> Changing the joint venture's directors, company secretary, or auditors or its accounting reference date, or location of its seat of management;

     >> Effecting any increase, reduction, sub-division or cancellation of the capital or any allotment or issue of shares of the joint venture;

     >> Passing any resolution or altering the classification of the shares of the joint venture or the creation of any option or right to acquire any shares;

     >> Incurring any expenditure or liability other than business expenses incurred in the ordinary course of the business;

     >> Entering into any transaction, contract or arrangement or series of transactions, contracts or arrangements without full and complete disclosure previously made to and the express written consent whether by resolution or otherwise, of all the shareholders of a value or amount, or aggregate value or amount exceeding $1,000.

     >> Selling or otherwise disposing of the whole or any substantial part
        (being in excess of 25%) by value as shown in the latest audited balance sheet of its fixed assets or acquiring fixed assets in excess of such value of its fixed assets or acquiring fixed assets in excess of such value;

     >> Purchasing, leasing or otherwise acquiring assets or any interests therein which exceed 25% of the joint venture's net assets shown in the latest audited balance sheet.

      We do not have the legal power to conduct daily operations of the gasification process, but will have the legal power to prohibit transactions other than in the ordinary course of business. Our ability to control hiring, firing, other management of personnel, as well as normal vendor relations will be limited. We will not, without the consent of the other joint venture partner, be able to add a manager to the limited liability company conducting the joint venture operation.

We are restricted from entering markets for the gasification process in countries comprising the European Union and Asia Pacific.

      The agreement for the management of the joint venture requires that any construction of a gasification project being conducted in countries comprising the European Union or in the Asia Pacific region be conducted as joint ventures with the Oklahoma project's joint venture partner. ITGI must have minimum of a 25% equity interest in any such new joint venture and may take a greater equity position in such projects. Any gasification project outside of European Union countries or the Asia Pacific area may be undertaken by ITGI without the Oklahoma joint venture partner. The joint venture partner, with respect to gasification projects undertaken in various states in North America, may participate in such projects if ITGI seeks equity partners in such projects and the joint venture partner provides capital for the project. The maximum interest that the Oklahoma joint venture partner may obtain in such instance is 50%.

We have a forbearance for a note that matured in 1998.

      Effective June 1, 2002, we entered into a forbearance agreement and term loan agreement in the amount of approximately $3,600,000. These agreements relate to a note that originally matured in 1998. Generally the forbearance agreement provides that the holder of the note will not demand payment before September 30, 2002. Also effective June 2002, we entered into a term note for the same amount which matures January 1, 2004. Notwithstanding the forgoing, the holder may demand prepayment in full for the unpaid principal and accrued interest upon 30 days written notice at any time after December 1, 2002. Should the holder demand payment prior to maturity or the Company be unable to pay the note at the maturity or otherwise make arrangement for the discharge of the obligation, the Company could face insolvency and our operations be discontinued regardless of the status of the development of the gasification project.

Our gasification process may not produce commercial grade products.

      The by products of our gasifications process are gas, fuel oil, carbon black and steel. Much of the research on pyrolytic processes used for recycling tires has questioned the quality of the fuel oil and carbon black produced in the research environment. We believe that our process has improved significantly upon pyrolytic processes. We have reviewed the chemical properties of the fuel oil resulting from our process with marketers of bulk oil and believe our fuel oil would be satisfactory for their purposes. We have also had discussions with users of charge carbon and injection carbon for steel production and believe that the carbon black produced by our process would meet those standards. Nonetheless, until we have completed construction of our gasification facility, produced fuel oil and carbon block in commercial quantities and sold those products, there can be no assurance that the fuel oil and carbon black produced by our gasification process will be of sufficient quality for each's anticipated use.

We have not built a commercial gasification process.

      There can be no assurance that a larger version of our gasification process will perform in the manner we anticipate. We have performed extensive testing on units originally developed using a gasification process for soil and waste remediation. Our testing required modifications of that equipment and process. Although the results of that testing were sufficiently encouraging for us to proceed with the development of a commercial facility, we have never built such a commercial facility successfully using a gasification process generally or one similar to ours. There can be no assurance, accordingly, that our process or equipment will operate in the manner we anticipate.

The economic return of our gasification process is uncertain.

      We believe that our gasification process will create the largest possible economic return for recycled tires. Immediately, that economic return depends on the success of the construction of our gasification plant in Choctaw, Oklahoma and the efficiencies and results stemming from that facility. There can be no assurance that those returns will be met and our assumptions tested against the experience of an operating facility.

      Our ability to earn an adequate return is subject to many of these factors, in addition to the overall economics of the as yet uncompleted gasification process.

We are going to need additional financing.

      If our gasification operates in the manner which we anticipate, we plan to construct several others. The cost of each plant and related infrastructure will exceed $4,000,000 and will have to be financed either through the sale of equity, incursion of debt or entering joint ventures. The method of financing could affect our overall economic performance and, in some instances, possibly be dilutive to existing shareholders. Regardless, we have not at this time closely defined the consequences, financially or operationally.

Our gasification process depends on an adequate supply of raw materials.

      As of November 30, 2002, we had 192,000 tons of tire chips in inventory. These chips were produced through our tire shredding operations in Texas and Oklahoma. The economics of our operations are strongly affected by our access to tires and government programs that compel and regulate tire recycling. While we assume an abundant supply of scrap tires. In the event these programs are modified or that we are unable to be otherwise paid for recycling scrap tires, the economics of our operations will be severely damaged.

We have many competitors.

      There are many competitors recycling tires and seeking ways to find commercial uses for recycled tires. While many are undercapitalized, others addressing the recycling of scrap tires have large financial, technical and personnel resources. The large capital costs to gather shred and process tires acts as a partial barrier to entry, particularly where the gathering and shredding of scrap tires is not conducted through a governmental program. We believe, however, that a financially successful scrap tire recycling process could attract several well financed competitors, competitors with substantially greater financial, technical and personnel resources than we possess that may seek to initiate or circumvent our proprietary technology.

Our success depends on our ability to protect our proprietary technology.

      Our success depends, to a significant degree, upon the protection of our proprietary technology. There has been a patent application made for portions of our technology, but there can be no assurance that such application will be granted, or even if such applications are granted, that others will not develop technologies that are superior to our technology. We intend taking steps to protect our other proprietary rights such as trade secrets and third parties may infringe or misappropriate them. In addition, effective protection of intellectual property in every country in which our technology may be implemented may not be available. There can be no assurance that the Company will be able to compete successfully in the consumer market.

Scrap tire recycling is involved with many environmental regulations.

      Our tire recycling and anticipated gasification activities are subject to extensive and rigorous government regulation designed to protect the environment. In addition to regulations imposed in the United States by federal and state authorities, most foreign countries also have similar environmental regulations. The process of obtaining required regulatory approvals can be lengthy and expensive. Moreover, regulatory approvals, if granted, may include significant limitations on our operations or result in significant additional operational expenses. These governmental authorities actively enforce environmental regulations and conduct periodic inspections to determine compliance with laws and regulations. Failure to comply with applicable regulatory requirements can result in, among other things, fines, suspensions of approvals, seizure or recall of products, operating restrictions, and criminal prosecutions. Furthermore, changes in existing regulations or adoption of new regulations could impose costly new procedures for compliance, or prevent us from obtaining, or affect the timing of, regulatory approvals.

Governmental regulations, including environmental regulations could delay implementation of the gasification process.

      Management does not expect that our activities will result in the emission of air pollutants, the disposal of combustion residues, or the storage of hazardous substances.

      The effect of government regulation, particularly environmental regulation, may be to delay for a considerable period of time or to prevent the Company from developing is business as planned and/or impose costly requirements on the Company, the result of which may be to furnish an advantage to its competitors or to make the Company's business less profitable, or unprofitable, to operate.

Our common stock has a limited trading market and may experience price volatility.

      Our common stock trades publicly on the NASDAQ Over the Counter (OTC) Bulletin Board. OTC Bulletin Board trading affords us limited market liquidity. Consequently, our shares' trading market may be adversely affected by the sale of shares offered pursuant to this prospectus. Although it is impossible to predict market influences and prospective values for securities, an increase in the number of shares available for public sale may adversely affect our trading market, and the market price for our common stock may be volatile and shift dramatically based on the success of our operations, among other factors. Stock markets also have experienced, and continue to experience, extreme price and volume fluctuations in the market price of small capitalization companies. These fluctuations may be unrelated to our operating performance. These market fluctuations, as well as general economic and political conditions, may adversely affect our common stock's market price.

Quarterly operating results may cause significant price fluctuations in our common stock.

      "Penny Stock" regulations may restrict the marketability of our stock, which may affect the ability of holders of our common stock to sell their shares.

      The Securities and Exchange Commission has adopted regulations that generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share. Our common stock is currently subject to these rules, which impose additional sales practice requirements. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of the common shares and must have received the purchaser's written consent to the transaction prior to the purchase. The "penny stock" rules also require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose:

                  the commission payable to both the broker-dealer and the registered representative, current quotations for the securities, and if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market.

      Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

      These rules apply to sales by broker-dealers to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse), unless our common shares trade above $5.00 per share. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common shares, and may affect the ability to sell the common shares in the secondary market as well as the price at which such sales can be made. Also, some brokerage firms will decide not to effect transactions in "penny stocks" and it is unlikely that any bank or financial institution will accept "penny stock" as collateral.

Our stock price is volatile.

      The market for securities of early stage, rapidly growing companies, including those of the Company, has been highly volatile. The market price of the Company's Common Sock has fluctuated between $6.875 and $0.20 and was $0.20 at the close of business on January 14, 2003, and it is likely that the price of the Common Stock will continue to fluctuate widely in the future. Announcements of technical innovations, new commercial products, patent or proprietary rights or other developments by the Company or its competitors could have a significant impact on the Company's business and the market price of the Common Stock.

                                 USE OF PROCEEDS

      We intend to use the proceeds from such sales for operating capital.

                                 DIVIDEND POLICY

      We do not anticipate paying dividends on the Common Stock at any time in the foreseeable future. Our Board of Directors currently plans to retain earnings for the development and expansion of the Company's business. Any future determination as to the payment of dividends will be at the discretion of the Board of Directors of the Company and will depend on a number of factors including future earnings, capital requirements, financial conditions and such other factors as the Board of Directors may deem relevant.

      The Company will not realize any proceeds from stock sold by the Selling Stockholder.

                           PRICE RANGE OF COMMON STOCK

      The Company completed its initial public offering in June 1999. The Company's stock did not then commence trading. Although some trading occurred in the March of 2000, there was no active market in the Company's Common Stock until June 2000. On June 16, 2000 the Company's Common Stock began to be traded on OTC Bulletin Board.

      The following table set forth the high and low bid and cash prices of the Company's Common Stock for each calendar quarter in 2000 as reported by the National Association of Securities Dealers composite feed or other qualified interdealer quotation medium. These quotations do not represent actual transactions but represent prices between dealers and do not include retail markup, markdown or commission.

2000                                               Ask                            Bid
----                                       -------------------            -------------------
                                            High        Low              High           Low

First Quarter                               0.10         0.10             -             -
Second Quarter                              4.875        0.10             6.875         5.03125
Third Quarter                               5.875        2.625            6.00          3.00
Fourth Quarter                              4.00         5.3125           4.375         0.625

2001                                               Ask                            Bid
----                                       -------------------            -------------------
                                            High        Low              High           Low

First Quarter                               2.50         0.52             2.5625        0.65625
Second Quarter                              1.38         0.65             1.50          0.90
Third Quarter                               1.42         0.59             1.50          0.68
Fourth Quarter                              1.08         0.55             1.15          0.65

2002                                               Ask                            Bid
----                                       -------------------            -------------------
                                            High        Low              High           Low

First Quarter                               2.50         0.52             2.5625        0.65625
Second Quarter                              0.66         0.32             0.70          0.36
Third Quarter                               0.60         0.15             0.16          0.60
Fourth Quarter                              0.42         0.11             0.42          0.11


      As of December 31, 2002, there were approximately 50 holders of record of the Company's common stock, according to the records provided by the transfer agent.

      In August 2000, the Company agreed to issue 9,000,000 shares of Common Stock to two affiliates of principals of Safe Tire Disposal Corporation and an additional 25,000 shares to the registrant's counsel. The issuance of these shares were exempt from registration under Section 5 of the Securities Act of 1933 pursuant to the exemption provided in Section 4(2) of that act.

      In January 2001, the Company issued 100,000 shares of Common Stock to an advisor to the Company. The issuance of these shares were exempt from registration under Section 5 of the Securities Act of 1933 pursuant to the exemption provided in Section 4(2) of that act.

      In May 2001, the Company exchanged 9,535,000 shares of Preferred Stock with Holden Energy Corporation for Preferred Stock of a subsidiary. The issuance of these shares were exempt from registration under Section 5 of the Securities Act of 1933 pursuant to the exemption provided in Section 4(2) of that act.

      In January 2002, the Company issued 18,353 shares of Common Stock to a consultant. The issuance of these shares were exempt from registration under
Section 5 of the Securities Act of 1933 pursuant to the exemption provided in
Section 4(2) of that act.

      In October 2002, we issued 4,121,291 shares of Common Stock to three affiliates of the Company in exchange for the forgiveness of debt totaling $1,236,387.28 or $0.30 per share owed by the Company to these affiliates. The issuance of these shares were exempt from registration under Section 5 of the Securities Act of 1933 pursuant to the exemption provided in Section 4(2) of that act.

      In January 2003 we issued 300,000 shares to First Berlins for services rendered in 2002 to the Company. The issuance of these shares were exempt from registration under Section 5 of the Securities Act of 1933 pursuant to the exemption provided in Regulation S promulgated pursuant to that Act.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Plan of Operations

      In 1997, when Texas modified its laws and regulations whereby the state would no longer pay for the disposal of tires but place that obligation on retailers, we obtained a contract from Texas to clean up several locations containing illegally dumped tires, a contract that lasted through 1999. Since 1999 we have been attempting to finance the gasification project and in 2000 and 2001 did not reduce our operations in Texas, believing that we would need access to large quantities of tires to be recycled and that we would obtain broader market penetration with tire retailers than in fact occurred. Similarly, we maintained a large inventory of tire chips, around 200,000 tons throughout the period, again to have a large supply of tire chips available for the gasification project.

      The financial pressures that accumulated in 2000 that arose from losses in those years have required us to reduce our operations, essentially beginning in the second quarter of 2002. To that end, we initially reduced the scope of our Cleveland, Texas gathering activities and have determined to close and sell that facility. We are also reducing the area from which we gather scrap tires from the San Antonio facility.

      We have entered into an agreement to sell additional quantities of scrap tires at higher margins than previously. This contract will require us to haul significant quantities of tires to the Midlothian area from San Antonio, and we have entered into a related contract with a metal processor to haul metal from the Midlothian are to the San Antonio area on return trips.

      In July 2002 we refinanced about half of our leased trucks by purchasing them with the intent to similarly refinance the balance of the fleet by the end of the year. Each of these transactions will significantly increase our cash flow and in the aggregate return the Company to positive cash flow. The gasification process is intended to increase revenues per ton and draw down on the inventory of approximately 200,000 tons of tire chips, an inventory that the company has not placed on its balance sheet.

      We plan to complete construction of our gasification plant at our Choctaw, Oklahoma property in May 2003. The cost of the plant's construction is anticipated to be approximately $4,000,000 and we will either obtain financing independent of this offering or through a joint venture.

      The Company has been successful in the marketing of the processed scrap tire material held in inventory. Since 1990 the Company has collected approximately 28.1 million tires at its Oklahoma facility and have marketed to end users 23.7 million tires or 84%. In Texas, since its start up in 1992, the Company has collected 71.3 million tires and has marketed 54.0 million tires to end users or 76%. The regulatory agency in Texas, the Texas Natural Resource Conservation Commission (TNRCC), would only allow end uses that they approved of for a processor to market scrap tire to that end use. From 1992 to 1994 the Company collected approximately 26.2 million tires that was held in inventory. In the summer of 1995 the TNRCC began to approve various markets in the State and as a result of those approvals the Company, during the period from 1995 to June 2002, collected 45.0 million tires and has marketed to end users 53.3 million tires or 118%. The inventories at the Texas facilities have been reduced during this same time period by 9.3 million tires. The remaining inventories at the Oklahoma and Texas facilities will be used to support the gasification projects planned for those sites.

Results of Operations

Fiscal Year Ended December 31, 2000, compared to Fiscal Year Ended December 31, 1999

      In fiscal 2000 the Company incurred a loss before income taxes of $2,361,690 compared to a profit before income taxes of $1,511,114 in fiscal 1999. The loss principally reflects a decline in tire processing revenues in fiscal 2000 to $7,323,492 from $10,969,565 in fiscal 1999. Tire processing revenues are essentially tipping fees paid to the Company to dispose of tires. The decline occurred because the State of Texas, while keeping an obligation to charge a disposal fee by tire retailers for the disposal of tires, place the obligation to dispose of tires on sellers of those tires. Previously, the State of Texas collected the fee and paid the Company. The Company thereupon commenced in fiscal 2000 to begin to contract with tire retailers to dispose of the tires and be paid directly for a tire's disposition.

      Other revenues, however, partially offset this decline by increasing in fiscal 2000, to $1,624,388 from $1,160,738. These other revenues are derived from sales of tire chips that are used for a material in civil engineering purposes and as a fuel in cement plants and paper pulp plants. Despite the increase in other revenues, total revenues declined approximately 25%, to $8,947,880 in fiscal 2000 from $12,130,303 in fiscal 1999.

      Operating expense in fiscal 2000 increased approximately 6% in fiscal 2000 compared to fiscal 1999, to $8,322,374 from $7,845,821. The largest increase came in transportation expenses which increased approximately 13% to $4,237,013 from $3,754,909. This increase related to the Company's commitment to retailers of tires to pick up tires throughout the State of Texas. Further, increases in fuel costs also contributed to the Company's increase in transportation expenses.

Fiscal Year Ended December 31, 2001, compared to Fiscal Year Ended December 31, 2000

      The Company's pre-tax losses in fiscal 2001 and fiscal 2000 were essentially identical, $2,347,932 compared to $2,361,690, respectively. After tax losses in the respective periods were $2,485,159 and $353,261 with the fiscal 2000 period reflecting a deferred tax benefit of approximately $2,000,000.

      Revenues declined in 2001 about 6% from the previous year, largely because of declining revenues from the sale of chips. This decline is attributed to the fact that we reduced sales of scrap tire chips until late in the fourth quarter when we entered into a contract for a landfill, a contract that required us to accumulate additional tire chips so as not to substantially reduce inventories. Our revenues from tire processing were unchanged between the years, $7,362,177 in fiscal 2001 compared to $7,323,492 in fiscal 2000. Although we made an increased effort to increase revenues throughout fiscal 2001, an effort that produced some results in the earlier part of the year, revenues slowed after the events of September 11. In management's opinion following September 11, the ensuing economic slow down resulted in fewer tires being sold and hence fewer tires to be recycled.

      Operating expenses decreased in 2001 when compared to 2000 reflecting management's commitment to control costs with declining revenues as well as declining transportation costs, principally due to favorable fuel prices throughout fiscal 2001. General and administrative costs declined about 20%, to approximately 2,000,000 from 2,500,000 and this decline included an expense of about $150,000 incurred in the first quarter of 2001 relating to the issuance of 100,000 shares of stock.

Nine months ended September 30, 2002 compared to the nine months ended September 30, 2001

      The Company's loss for each for the nine months ended September 30, 2002 was $2,022,811 compared to $1,569,974 for the September 30, 2001 period. The larger loss in 2002 principally reflects declining revenues from tire processing, revenues which declined to $4,243,886 from $5,726,055 or 26%. The company experienced some increase in revenues in 2001 from, in management's opinion, the continuing recall by Ford Motor Company and Firestone of defective tires, a recall that began in the latter part of 2000 and continued into 2001, the latter period reflecting more normal levels of tire processing. In anticipation of a contract to sell tire chips to a large cement kiln, the Company slowed the sale of tire chips to be able to service that contract, a contract management believes to be more favorable than similar contracts in the past. This agreement began to be filled in late third quarter 2002. Further, the Company is closing its operations in Southeast Texas and scaling back operations in Central Texas to reduce costs.

      General and administrative costs decrease to $1,329,887 in the 2002 period from $1,715,193 in the comparable 2001 period or 22%. Further, operating expenses, excluding general and administrative expenses, declined by $822,963 from $6,045,999 to 5,223,036, or 14%, principally because of reduced facility and processing costs due to reduced scope of operations in Southeast and Central Texas.

Liquidity and Capital Resources

      The Company's operations have traditionally been funded from operations and borrowings from related parties. Investment bankers, representatives of which have served on as directors of the Corporation, have also loaned the Company capital. See "Certain Relationships and Related Transactions."

      Although related parties have in the past provided operating capital, related parties are not under a legal obligation to do so in the future.

      By the end of fiscal 1998, Holden Energy Corporation, which is owned by Harold H. Holden, had loaned to the Company an aggregate of approximately $9,500,000. At the end of that year, the Safe Tire Disposal Corporation converted that debt to a voting Preferred Stock which cumulated dividends at a 10% annual rate. In May 2001, but effective upon acquisition of Safe Tire Disposal Corp. by the Company, this Preferred Stock was converted into 9,535,000 shares of the Company's Preferred Stock. This Preferred Stock is not voting but has a $0.10 per share cumulative dividend right and contains a liquidation preference that is equal to $1.10 per share plus accumulated but unpaid dividends.

      The Company has accrued $2,515,145 as current maturities for long-term debt as part of a note that matured April, 1998 and for which the Company initially obtained a forbearance which extended through April 2001. Effective June 1, 2002, we entered into a forbearance agreement and term loan agreement in the amount of approximately $3,600,000. These agreements relate to a note that originally matured in 1998. Generally the forbearance agreement provides that the holder of the note will not demand payment before September 30, 2002. Also effective June 2002, we entered into a term note for the same amount which mature January 1, 2004. Notwithstanding the forgoing, the holder may demand prepayment in full for the unpaid principal and accrued interest upon 30 days written notice at any time after December 1, 2002.

      On October 21, 2002, two stockholders, Harold H. Holden and H. Scott Holden or their affiliates, converted debt totaling $1,236,387 at $0.30 per share resulting in the issuance of a total of 4,121,291 shares. The purpose of these transactions was to reduce the debt level of the Company and demands for the Company's cash. The effect of this transaction would be to reduce the Company's loss per share by approximately 34% for the nine month period ended September 30, 2002.

      On February 27, 2002, the Company entered into a Stock Purchase Agreement (the "Purchase Agreement") with Brighton Opportunity Fund, L.P. in connection with a private equity line financing transaction pursuant to which the Company shall offer and sell to Brighton up to $10,000,000 of the Company's Common Stock over a period of up to two years This agreement was abandoned in September 2002.

      Simultaneously with the execution of the Purchase Agreement, we borrowed $300,000 from Brighton Opportunity Fund, L.P pursuant to a convertible note agreement. The Company is in negotiation with Brighton for the repayment of this obligation.

Significant Accounting Policies.

      We recognize revenues at different times during the conversion of tires to chips in Texas and Oklahoma. In Texas, where the customer is the tire dealer, we recognize revenues when we pick the tire up from the dealer. In Oklahoma, where the customer is the state, we recognize revenues when the tire has been reduced to chips.

      We depreciate capitalized assets on a straight line basis, usually over a five, ten or twenty year period depending on the asset.

      We do not carry any of the tire chip inventory on the balance sheet because the Company is presently unable to measure accurately incremental costs of processing waste tires below the size required by the states. We have maintained approximately 200,000 tons of tire chips over the last several years and this inventory is not recognized on our balance sheet. When we sell the inventory, our margin is essentially the sale price less any transportation cost.

                                    Business

Background

      We were formed on May 8, 1998, as a Nevada Corporation and were originally named The Living Card Corporation. The Living Card Corporation created, developed and marketed educational and low-cost "garden" greeting cards. Upon formation, we issued 6,000,000 shares of common stock to our founders, and at the end of June 1999, The Living Card Corporation completed a public offering by selling to the public 2,000,000 shares, of common stock for $0.10 per share, receiving net proceeds of about $168,000 from the offering.

      In early 2000 the management of The Living Card Corporation determined to end the greeting card business and acquire operating assets through the issuance of common stock. In July 2000 the Living Card Corporation entered into an agreement to acquire all of the issued and outstanding shares of Safe Tire

Disposal Corp., a Delaware corporation whose subsidiaries were engaged in the tire recycling business in Texas and Oklahoma. That agreement reduced the number of shares originally issued to the founders to 100,000, issued 9,000,000 common shares to the owners of the Delaware Corporation, and issued 25,000 shares to a finder for the transaction. In June 2000 we changed our name to Integrated Technology Group.

      The original agreement required the acquisition of all of the capital stock of the Delaware Corporation but omitted acquisition of the Delaware Corporation's preferred stock. In May 2001 we amended our Articles of Incorporation and exchanged, on a share for share basis, 9,535,000 shares of the Delaware Corporation's preferred stock for the same number of shares of our preferred stock. Our preferred stock and the preferred stock we acquired have identical terms except that our preferred stock has a liquidation preference of $1.10 per share compared to a liquidation preference of $1.00 per share of the Delaware Corporation and our preferred stock is non-voting. Our preferred stock is entitled to receive an annual cumulative dividend of $0.10 per share.

      In October 2002 affiliates of principals of the Company acquired an aggregate of 4,121,291 shares of Common Stock in exchange for the forgiveness of $1,236,387.28 in principal amount of indebtedness owed to the affiliates. The conversion price was $0.30 per share. In connection with the issuance of Common Stock, the Corporation increased the number of authorized shares of Common Stock from 20,000,000 to 25,000,000.

The Problem

      The Environmental Protection Agency estimates that approximately 280,000,000 scrap tires are produced in the United States annually. An estimated 25,000,000 of these scrap tires are produced annually in Texas and Oklahoma. There are estimates that there are one billion scrap tires in various illegal dumps throughout the United States.

      Tires are a complex composite of wire, fabric and numerous compounds. The components are mixed, extruded and assembled into the tire that is cured. The curing process, vulcanization, chemically combines the sulfur, small amounts of natural rubber and petroleum based hydrocarbon compounds, a process that is irreversible which prevents the recycling of large quantities of scrap tires back into products for tire manufacturing.

      Tires have a high BTU, or British Thermal Unit, content. There are estimates that scrap tires annually produced in the United States represent the BTU equivalent of 15,000,000 barrels of oil with the annual equivalent global BTU of 59,000,000 barrels of oil. Cement kilns and paper pulp mills use a significant percentage of scrap tires as a fuel supplement. Cement kilns in Texas, for example, consume approximately 24% of the whole scrap tires annually generated.

      Whole scrap tires that are not recycled present a number of problems. They do not compress well, creating void spaces in a pile. The pile of tires draws heat, collects water and can act as an incubator for mosquito larva. There are studies that indicate that mosquitoes will generate 4,000 times faster in a whole tire pile than in a natural habitat. With the proliferation of mosquitoes comes mosquito borne illnesses such as dengue fever, encephalitis and the White Nile virus. Piles of scrap tires also attract rats, snakes and other vermin. If a pile catches fire, the tire's high BTU content coupled with the thermal effect of drawing air through the void spaces makes the fires extremely difficult to extinguish.

      The tire's lack of compression also exacerbates using whole tires in landfills. Organic waste in landfills decomposes into methane that becomes trapped in the whole scrap tire and causes them to "float" through the landfill and break through the landfill's surface.

      Shredding a tire to chips no larger than 2 1/2 inches a side reduces the voids that occur in stacks of whole scrap tires. Insects and vermin are less likely to breed, fires are less treacherous and shredded scrap tires can be used as landfill as well as a fuel supplement to coal. Nonetheless, fires from shredded scrap tires can also create difficult problems stemming from the high BTU content of a scrap tire. The uses for shredded scrap tires are in civil engineering projects, tire derived fuel and crumb rubber production. In civil engineering projects shredded scrap tires are used for land fill or embankments or material for retaining walls but compete with rock, sand and gravel, materials that have a cost advantage over shredded scrap tires. Crumb rubber is used to make a variety of mats and as an asphalt supplement, but converting shredded tire chips to crumb rubber, a product in which all steel must be removed, is expensive, making the products less competitive with other materials that would be used in competitive applications. As a tire derived fuel, shredded scrap tire's high BTU content and ease of handling make the product attractive, but it is used primarily as a fuel supplement, costing more than coal used in the cement, paper pulp and utility industries.

      With the ability to shred large volumes of tires and convert these large volumes of shredded scrap tires into common useful products, we believe that our gasification process offers an economically workable solution to the recycling of scrap tires.

Shredding Operations

      Presently, we derive most of our revenues from fees paid by the dealers in Texas and by the State of Oklahoma. Both the Oklahoma and Texas operations began under legislation designed to recycle used tires. These programs required sellers of tires to collect a fee for the tire's disposal and remit the fee to the state. The state used this fee to pay us. The Oklahoma program paid $37.50 per ton for transporting the tires and $53.48 per ton to shred the tires. The Texas program ended in 1997 and now requires tire dealers to recycle the tires, and since that time, our efforts in Texas have been directed to increase tire collections directly from dealers.

      Our subsidiaries were formed to conduct tire recycling operations in Oklahoma and Texas. The Oklahoma operations began in 1990, and the Texas operations began in 1992. In both states, we gather scrap tires from throughout each state and shred them into chips although in the Spring of 2002 we determined to cease gathering operations in South East Texas and sell that location. We presently operate one tire shredding plant in Oklahoma and three tire shredding plants in Texas. The Oklahoma shredding facility is located in Choctaw, Oklahoma, near Oklahoma City. The Texas shredding facilities are located in San Antonio, Odessa and Midlothian, near Dallas/Fort Worth. Because we have recently consolidated operations in Texas, our shredding facility in Cleveland, Texas, which is near Houston, operated as a gathering facility until the Spring of 2002 when we ceased operations in Southeast Texas.

      Each of our scrap tire operations is capable of shredding 2,000 tires each hour. The tires are passed through three shredders while being sprayed with water which cleans the tires and acts as a lubricant. The first shredder breaks the tires into long strips and chunks. Conveyors move the long strips and chunks to the second shredder which reduces them to chunks anywhere from 3 inches to 8 inches in diameter. The third shredder then reduces these chunks further into smaller chunks that are two to four inches in diameter. After the third shredder is finished, the chips are passed to a rotary trommel in which chips less than 2 1/2 inches in diameter drop through and are conveyed out of the facility for storage. Larger chips are passed back through the last shredder until they are further reduced. We are adding or plan to add a fourth shredder in San Antonio and Midlothian to reduce the size of the chips to no more than 1 1/2 inches in diameter.

      These operations require a large capital investment. Each plant requires the construction of a large system of conveyors and shredders. The shredders are sophisticated metallurgic ally, required to shred tires with steel embedded in a material designed not to decompose in a multitude of circumstances and temperatures and in a variety of sizes. We also invest significant amounts in trucks and trailers used to gather tires through Oklahoma and Texas. All of the equipment requires extensive maintenance.

      The Company has been successful in the marketing of the processed scrap tire material held in inventory. Since 1990 the Company has collected approximately 28.1 million tires at its Oklahoma facility and have marketed to end users 23.7 million tires or 84%. In Texas, since its start up in 1992, the Company has collected 71.3 million tires and has marketed 54.0 million tires to end users or 76%. The regulatory agency in Texas, the Texas Natural Resource Conservation Commission (TNRCC), would only allow end uses that they approved of for a processor to market scrap tire to that end use. From 1992 to 1994 the Company collected approximately 26.2 million tires that was held in inventory. In the summer of 1995 the TNRCC began to approve various markets in the State and as a result of those approvals the Company, during the period from 1995 to June 2002, collected 45.0 million tires and has marketed to end users 53.3 million tires or 118%. The inventories at the Texas facilities have been reduced during this same time period by 9.3 million tires. The remaining inventories at the Oklahoma and Texas facilities will be used to support the gasification projects planned for those sites.

      The most common uses for the tire chips we sell are as a fuel supplement to cement kilns and as a leacheate for landfills. As a leacheate, scrap tires are spread over the bottom of a land fill and form a leacheate base for the land fill. The shredded scrap tires are lighter and do not deteriorate as other landfill leacheates such as sand or gravel. Accordingly, landfills often prefer shredded scrap tires over competitive products, but shredded scrap tires cost more. We can sell shredded scrap tires as a leacheate for more than as a fuel supplement, but landfill projects depend upon a lengthy bidding process with uneven revenues. Landfills generally consume large volumes of scrap tires and can use up to 100,000 shredded tires per acre.

Gasification Process

      The purpose of our gasification process is to recover a tire's constituent parts that have a market in a manner that causes minimal environmental consequences. We have developed a process that extracts gas, oil, steel, carbon and fiber, approximately 98% of the materials in a tire. We believe that our process will convert a ton of shredded scrap tires into 2.5 barrels of oil, 500 pounds of carbon black and 300 pounds of steel. The process, if successful, would, in our management's opinion, increase revenues from the sale of shredded scrap tires six fold and increase profit three fold when compared to selling the chips to kilns. We believe that this process will cause negligible environmental consequences.

      The process is a variation on remediation technology in which an inert contaminated product such as soil has oil and other contaminants removed. This process heats the shredded scrap tires in an oxygen deprived vacuum and condenses the resulting hydrocarbon vapors. Related processes have succeeded in recovering similar products, but unlike our proprietary process, these processes have not yielded oil and carbon black that are of a commercial grade. Many of them have also lacked the ability to process large volumes of tire chips.

      We have built an engineering model of our process and have successfully tested the products produced by it to determine the quality of those products, the capacity of the system and the environmental consequences. Our engineering model is essentially a modified version of soil remediation system. The discharge of material into the air is significantly below any standard that would require a permit for our system to operate.

      In October 2000 we submitted an application to the Oklahoma Department of Environmental Quality to obtain a permit to construct a plant in Choctaw, Oklahoma next to our tire shredding operation. In February 2001, that department determined that the emissions from such a facility were sufficiently small so that construction and operating permits would not be required. We have been seeking to finance construction of that facility since that time.

      The Company has an option to acquire the worldwide exclusive rights to the gasification technology and patents from Recycled energy, L.L.C., an affiliate of the Company's principals, for nominal additional consideration. In fiscal years 2000 and 2001, the Company advanced $54,800 $33,000, respectively, to Recycled Energy, L.L.C. for working capital purposes. At December 31, 2001, Recycled Energy, L.L.C. owed the Company $87,800. Recycled Energy, L.L.C. owns the rights to the tire gasification process. See "Certain Relationships and Related Party Transactions."

Construction of the Gasification Plant

      In February 2002, we formed a joint venture company with Global Energy Recovery (Holdings) Ltd., ("GERH") and on November 18, 2002, we entered an agreement regarding the management of that joint venture. The purpose of this agreement was to arrange for the financing and construction of the gasification plant in Choctaw, Oklahoma, and to plan for the future financing and construction of additional plants in nations comprising the European Union and the Asia Pacific.

      GERH is responsible for the funding and ordering the equipment necessary to construct the gasification plant in Choctaw, Oklahoma by January 17, 2002, and ITGI is to provide all the required technical support and know how, contracts, leases, permits needed to complete the operation of the gasification plant in Choctaw. GERH represents that its funding source advised GERH that the project funding had been approved, which would enable GERH to fund the acquisition of the equipment necessary to construct the gasification plant, anticipating completion of construction of the facility in May 2003. While not defined in our agreements with the joint venture, we anticipate supplying tire chips for the life of the project at a minimum rate of $15 per ton.

      The joint venture is organized under the laws of the state of Oklahoma and named Global Energy Recovery LLC. ITGI has a 25% voting and profits interest in the joint venture but is not represented on the governing board of the joint venture. See "Risk Factors - Our agreement to manage the joint venture for the construction of the gasification process limits our management of those operations; We are restricted from entering markets for the gasification process in countries comprising the European Union and Asia Pacific.

      We have entered with our joint venture partner into a collaboration agreement with PT. Perkas Heavyndo Engineering (Texmaco Group) to provide on an exclusive basis industrial equipment and machinery manufacturing for heavy fabrication and machining in connection with our gasification project. This entity will provide to us exclusively for a period of ten years, subject to a three month cancellation, the equipment necessary for us to produce equipment for the gasification project.

Governmental Regulation

      We began operations in Oklahoma in 1990 under legislation that required those generating scrap tires, essentially retail tire sellers, to collect a fee for the disposal of scrap tires. The state then paid those shredding tires to transport and shred them. Under this program, which remains in effect, we receive $37.50 per ton for transportation and $53.48 per ton for shredding tires.

      In 1992 we began operations in Texas under a similar program. This program was ended in 1997, but we made up the short fall in revenue by contracting with the state to clean up various illegal tire dumps. These contracts ended in 1999. With the ending of the state program in 1997, Texas enacted legislation that prohibits the storage of more than 500 tires and removed the landfill prohibition provided the tires are shredded, split or quartered when they are stored. These storage facilities must obtain a permit from the State of Texas and those generating scrap tires, essentially retail dealers, must maintain manifest records that establish the proper disposal of tires. Accordingly, in Texas retailers typically charge a disposal fee and various entities licensed to store tires compete to dispose of the tires.

Competition

      There has been a significant amount of effort expended in efforts to recycle scrap tires, including a number of government initiatives. In Texas, 28 firms registered scrap tire processing facilities, but after the lapse of legislation supporting scrap tire recycling, the number of original companies under the Texas program was reduced to two. Despite this effort, we are unaware of any program that successfully disposes of all scrap tires.

      The Company competes with others engaged in the business of shredding tires in Texas and Oklahoma. The program in Oklahoma requires that entities receiving fees from the State of Oklahoma gather tires from throughout the state. This requirement places a significant financial burden on those gathering tires in the State of Oklahoma to have the financial resources to conduct statewide operations. At the present time, the Company is the only state wide processor in Oklahoma.

      The program changes in Texas have placed significant burdens on those previously conducting tire shredding in that state. Operators in that state have had to shift to negotiating for disposal fees rather than obtaining fees from the state. In addition, the amount of the fee received for disposal is subject in Texas to negotiation with various entities, principally retailers.

      While the Company presently generates its revenues by receiving essentially a tipping fee for disposing of tires, increasingly the issue for tire disposal is the complete recycling of tires into useful, environmentally benign products on an economic basis, a process that will recycle the millions of tires consumed annually in the United States and worldwide. Management of the Company believes that its gasification process is such a solution. This process will allow the Company the means to recycle large volumes of tires with an extremely large market for the end product. Management of the Company believes that the Company's growth potential is, accordingly, large, particularly since the Company will have its own market for products derived from the tires the Company processes, unlike competitors that must rely on third parties for end uses of their products. In Oklahoma competitors growth is limited because a competitor can only collect the volume of scrap tires that can ultimately be recycled and marketed. In Texas competitors that do not recycle scrap tires have the burden of landfill costs, and we believe that existing markets in Texas will not generate the revenue levels that the gasifier will produce.

      By having the ability to consume large quantities of recycled tires in an environmentally friendly manner and process these tires into a product or products that are in demand, management of the Company believes that its growth potential is quite large.

      It is possible that others could develop processes that are similar to the Company's gasification process, particularly given the size of the problem. Those with substantially larger resources could develop similar processes that would be competitive with those of the Company's. Management, however, is not aware of any such competitive process.

Employees

      On December 15, 2002 the Company employed 101 people. Of these people, 86 were engaged in tire gathering and shredding operations. The others were engaged in management and administrative positions.

Description of Property

Texas Properties

      Midlothian, Texas - Approximately twenty-six acres, which contains a processing plant of 11,000 square feet, a shop building of 1,500 square feet and an office building of 1,150 square feet.

      San Antonio, Texas - Approximately thirty-seven acres, which contains a processing plant of 11,000 square feet and an office building of 1,150 square feet.

      Odessa, Texas - Approximately twenty acres, which contains a processing plant of 11,000 square feet and an office building of 1,150 square feet.

      Cleveland, Texas - Approximately twenty-six acres, which contains a processing plant of 11,000 square feet, a shop building of 800 square feet and an office building of 1,150 square feet.

      There is a mortgage, which carries a lien on all properties above.

Oklahoma Property

      Choctaw, Oklahoma- Approximately fifteen acres, which contains a processing plant of 10,000 square feet, a shop building of 9,200 square feet and an office building of 2,000 square feet. The land lease agreement provides for five successive five-year renewal options, each with increased annual lease payments, and options to purchase the leased land.

      There is a mortgage, which carries a lien on the building in Choctaw.

Legal Proceedings

      From time to time, we are involved in various legal proceedings relating to claims arising in the ordinary course of business. We are not a party to any such legal proceedings, the adverse outcome of which, individually or taken together with all other legal proceedings, is expected to have a material adverse effect on our prospects, financial condition or result of operations.

      The Company is currently seeking to recover $5,000,000 from an investment company. This amount represents the proceeds the Company should have received from the sale of its stock by the investment company. The related shares of common stock have not been issued. The outcome of these proceedings cannot be reasonably estimated at this time, and as a result, no gain is recorded on the Company's books at December 31, 2001.

                                   Management

      The following table sets forth certain information regarding the Company's directors and executive officers.

      Name            Age      Position

H. Scott Holden       46       Director, President and Chief Executive Officer

C. Sue Rushing        42       Director, Secretary/Treasurer and Comptroller

Harold H. Holden      68       Director

      Each of the above was appointed as a director and officer of the Company on July 29, 2000. H. Scott Holden is the son of Harold H. Holden

      H. Scott Holden, President and Chief Executive Officer, age 46. Mr. Holden has been President of the Safe Tire Disposal Corporation, the entity that owns the Texas and Oklahoma corporations that conduct the Corporation's operations, since its formation in 1991. Mr. Holden is primarily responsible for all strategic and financial decisions affecting all phases of Safe Tire's business. Additionally, he oversees regulatory, governmental and legislative affairs. Mr. Holden designed and oversaw construction of the Oklahoma and Texas facilities and is singularly responsible for originating many of the design improvements. On a daily basis, he oversees operations of the Company ranging from tire collection, processing and end use marketing activities to preparation of internal financial information and regulatory compliance.

      C. Sue Rushing, Comptroller, age 42. Ms. Rushing is responsible for all internal financial reporting functions. Prior to joining the Company in February 1990, Ms. Rushing was the Financial Manager and Comptroller of the Dornick Hills Golf and Country Club, Ardmore, Oklahoma. Ms. Rushing has a Bachelor of Science Degree in Accounting from Southeastern Oklahoma State University, Durant, Oklahoma.

      Harold H. Holden, Advisor to the Board, age 68. He currently serves as Chairman of the Board, President, and Chief Executive Officer of Holden Energy Corporation ("HEC"), an independent oil and gas company. HEC was established in 1977 and presently operates in the Mid-Continent area of the United States. HEC has developed significant reserves and has an established record in the energy exploration field. HEC also has 100% owned trucking, transporting, and supply company subsidiaries. Mr. Holden serves in an advisory and consultant capacity to the Company. He is a graduate of Texas A&M-Kingsville, Kingsville, Texas.

Section 16(a) Beneficial Ownership Reporting Compliance.

      In connection with the acquisition of Safe Tire Disposal Corporation in June 2000, the Company appointed new directors and officers, none of which have filed as of the date hereof the filings required pursuant to Section 16 of the Securities Exchange Act. These are anticipated to be filed in May 2003.

                             Executive Compensation.

      The following table sets forth the compensation paid to the Company's Executive Officers. For services rendered to the Company in all capacities for the fiscal years ended December 31, 2001.


      Name and                    Fiscal Year           Annual Compensation         All Other
Principal Position                Compensation       Salary              Bonus

H. Scott Holden, President          2001            $349,920              -                   -
                                    2000             373,640              -                   -
                                    1999             466,800              -                   -


         Security Ownership of Certain Beneficial Owners and Management.

      The following table sets forth certain information regarding the beneficial ownership as of March 15, 2002, of the Common stock by (a) each person known by the Company to be a beneficial owner of more than 5% of the outstanding shares of Common Stock and by each Selling Stockholder, (b) each director of the Company, (c) each Named Executive Officer, and (d) as directors and executive officers of the Company as a group. Unless otherwise noted, each beneficial owner named below has sole investment and voting power with respect to the Common Stock shown below as beneficially owned by him.

Name of                                                   Number of                       Percent
Beneficial Owner                                        Shares Owned                       Owned

H. Scott Holden, 1993 Trust                              4,686,667(1)                      29.2%

Harold H. Holden, 1985 Trust                             8,234,624                         51.3%

Officers and Directors as a Group                       12,921,291(1)                      80.5%


(1)   Includes 120,000 shares owned by South Star Energy, an affiliate owned by
      H. Scott Holden

The address of H. Scott Holden, 1993 Trust and the Harold H. Holden, 1985 Trust is 301 West Main, Suite 600, Ardmore, OK 73401

                 Certain Relationships and Related Transactions.

      The Company has funded research and development efforts principally relating to using expended tires for a variety of uses. This research and development has been done through related entities that are not owned by Safe Tire Disposal Corp., the Company's wholly owned subsidiary, nor by the Company.

      At December 31, 1999, the Company advanced Rubber Recycling Resources $343,060 for working capital purposes and an additional $59,540 in fiscal 2000 for the same purposes. Rubber Recycling Resources conducts research and development on products using tire chips such as telephone poles, railroad cross arms and highway products.. At December 31, 2001, Rubber Recycling Resources owed the Company $413,083.

      In fiscal years 2000 and 2001, the Company advanced $54,800 $33,000, respectively, to Recycled Energy, L.L.C. for working capital purposes. At December 31, 2001, Recycled Energy, L.L.C. owed the Company $87,800. Recycled Energy, L.L.C. owns the rights to the tire gasification process and has granted the Company an option to acquire the worldwide exclusive right to the technology for ten dollars. Because Recycled Energy, L.L.C. must pay to a third party a one percent royalty on the revenues derived from the technology, the license requires that payment to be made to the third party.

      In fiscal years 2000 and 2001, the Company advanced $65,375 and $49,000, respectively to Safe Tire Recycling relating to costs to develop joint ventures in Europe for various projects using recycled tires. At the end of fiscal 2001, Safe Tire Recycling owed the Company $215,207. H. Scott Holden and Harold H. Holden, or their affiliates, own each of these entities, Recycled Energy Power Corporation, Rubber Recycling Resources, Recycled Energy L.L.C. and Safe Tire Recycling. The Company does not have an equity interest in these entities.

      In May 2002, Recycled Energy, L.L.C. granted to Safe Tire Disposal Corporation the right to acquire the worldwide exclusive right to use the technology required for the gasification project. The license was transferred for nominal consideration plus the obligation of Safe Tire Disposal Corporation to pay the one percent royalty on all revenue that is owed to an unrelated third party. The option to acquire permanently this license must be exercised by December 2004.

      In January 2002, H. Scott Holden, 1993 Trust loaned the Company $50,000. The loan bears interest at 10% per annum and matures in January 2004. Interest and principal are due at maturity. In March 2002, the Harold H. Holden, 1985 Trust loaned the Company $50,000. The loan bears interest at 10% per annum and matures in March 2004. Interest and principal are due at maturity.

      The Holdens have advanced to the Company working capital at various times. At December 31, 2001, the Company owed the Holdens or their affiliates a total of $980,200 and this amount increased to approximately $1,186,000 by October 2002. In October 2002, this amount together with the $50,000 loaned to the Company in March 2002 by the H. Scott Holden, 1993 Trust was converted to Common Stock. These transactions resulted in the issuance of a total of 4,121,291 shares of Common Stock to the Harold H. Holden, 1985 Trust, the H. Scott Holden, 1993 Trust, and South Star Energy, which is an affiliate of H. Scott Holden. The amounts were converted at a price of $0.30 per share without regard to any accrued interest. All such indebtedness was forgiven in the transaction. See "Management's Discussion and Analysis or Plan of Operation - Liquidity and Capital resources"; "Business - Background"; "Management - Security Ownership of Certain Beneficial Owners and Management".

      In addition, in fiscal 2000 Amerifirst Financial advanced $475,000 to the Company. Amerifirst Financial is an affiliate of one of the Company's directors who resigned in 2001.

      By the end of fiscal 1998, Holden Energy Corporation, which is owned by Harold H. Holden, had loaned to the Company an aggregate of approximately $9,500,000. At the end of that year, the Safe Tire Disposal Corporation converted that debt to a voting Preferred Stock which cumulated dividends at a 10% annual rate. In May 2001, but effective upon acquisition of Safe Tire Disposal Corp. by the Company, this Preferred Stock was converted into 9,535,000 shares of the Company's Preferred Stock. This Preferred Stock is not voting but has a $0.10 per share cumulative dividend right and contains a liquidation preference that is equal to $1.10 per share plus accumulated but unpaid dividends.

                          DESCRIPTION OF CAPITAL STOCK

      The Company has authorized 25,000,000 shares of Common Stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.01 per share. As of January 1, 2003, there were 16,042,582 shares of Common Stock and 9,535,000 shares of Preferred Stock issued and outstanding. There is one holder of record of the Preferred Stock.

Preferred Stock

      The Board of Directors is authorized, without further notice or action of shareholders, to issue shares of Preferred Stock in one or more series and to determine the relative rights, preferences and privileges of the shares of any such series. The Company has established one class of preferred stock of which there are 9,535,000 shares issued and outstanding leaving the Company with the power to issue 465,000 shares of preferred that have not been issued. The existing preferred stock contains a liquidation preference of $1.10 per share plus accumulated but unpaid dividends. Dividends cumulate at a 10% annual rate. The stock cumulates dividends. The preferred stock is non-voting.

Common Stock

      The holders of outstanding Common Stock are entitled to share ratably in any dividends paid on the Common Stock when, as and if declared by the Board of Directors out of funds legally available. Each holder of Common Stock is entitled to one vote for each share held of record. The Common Stock is not entitled to cumulative voting or preemptive rights and is not subject to redemption. Upon liquidation, dissolution or winding up of the Company, subject to the prior rights of holders of Preferred Stock, the holders of Common Stock are entitled to share ratably in the net assets legally available for distribution.

Transfer Agent and Registrar

      The Transfer Agent and Registrar for the Common Stock is Interwest Transfer Company 1841 East 4800 South, Salt Lake City, Utah 74117.

                              PLAN OF DISTRIBUTION

The Units

      The company has entered into an agreement to advise the Company on the placement of the Units in Europe (the "Agreement") with First Berlin Securities (the "Placement Advisor"). Pursuant to the terms of the Agreement, the Placement Advisor, as the Company's agent, has agreed to use its best efforts to sell a maximum of 4,000 Units with each unit consisting of 1,000 shares of Common Stock. Sales will be made within two years of the effective date of this prospectus.

      The 4,000 Units will be divided into four equal classes of 1000 shares each based upon the sales price of the Common Stock. The Class A Units will be offered for $500 per Unit or $0.50 per share; the Class B Units will be offered for $1,000 per Unit or $1.00 per share; the Class C Units will be offered for $1,500 per Unit or $1.50 per share; the Class D Units will be offered for $2,000 per Unit or $2.00 per share. All of a less expensive Unit must be sold before a Unit containing higher prices shares may be sold.

      Checks for subscriptions to this Offering should be made payable to "First Bank and Trust, as Escrow Agent". All checks received by the Placement Agent will be immediately deposited (by Noon on the first business day after receipt) in the escrow account with First Bank and Trust, as Escrow Agent, pursuant to the terms of an escrow agreement entered into between the Company, the Placement Agent and the Escrow Agent. Until such time as funds have been delivered from escrow to the Company and the certificates delivered to the purchasers thereof, such purchasers will be deemed subscribers and not shareholders. The funds in escrow will be held for the benefit of those subscribers until released to the Company and will not be available for creditors of the Company or for the expenses of this Offering.

      No single purchaser, including affiliates of such purchaser, may purchase shares in the offering if, immediately following such purchase the purchaser and affiliates of the purchaser would own more than ten percent of the issued and outstanding shares of Common Stock not owned by the Company's principals and affiliates of the principals. As of January 3, 2003, the amount would be limited to approximately 345,000 shares, assuming such purchaser was the sole purchaser in the offering.

      The Placement Agent is restricted to offering and selling the shares offered hereby only to those that are not United States Persons as defined in Regulation S promulgated under the United States Securities Act of 1933, as amended and will, in all instances act in conformity with rule 15a-6 of the Securities Exchange Act of 1934, as amended, that is, the Placement it will not effect any transaction in the Common Stock within the United States or induce or attempt to induce the purchase of or sale of the Common Stock within the United States, except that it shall be permitted to make sales to the others provided that such sales are made in compliance with an exemption of certain foreign brokers or dealers under Rule 15a-6 under the Exchange Act and in conformity with the NASD's Conduct Rules as such Rules apply to non-NASD brokers or dealers.

      The Company has agreed to pay the Placement Agent a cash sales commission of 5% per share sold.

By Selling Stockholder

      The Shares may be sold by the Selling Stockholders in transactions on the open market, in negotiated transactions, or by a combination of these methods, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. A Selling Stockholder may elect to engage a broker or dealer to effect sales in one or more of the following transactions: (a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers and dealers engaged by Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Stockholders in amounts to be negotiated (and, if such broker-dealer acts as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such Selling Stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares commissions as described above. The Selling Stockholders may also pledge such shares to banks, brokers or other financial institutions as security for margin loans or other financial accommodations that may be extended to such Selling Stockholders, and any such bank, broker or other institution may similarly offer, sell and effect transactions in such shares.

      The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in sales of shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                               SELLING STOCKHOLDER

      This prospectus relates to the resale of up to 300,000 shares of our Common Stock that may be acquired from time to First Berlin, the Selling Stockholder. We will not receive any proceeds from the resale of Common Stock by the Selling Stockholder.

      The following table summarizes the stock ownership of the Selling Stockholder.

                                      Shares                           Shares
                                   Beneficially                     Beneficially
                                   Owned Before        Amount        Owned after
Name                                 Resale(1)         Offered         Resale       Percent

First Berlin                          300,000          300,000            0            0.0

      A current prospectus must by in effect at the time of the sale to which this Prospectus relates. Any Selling Stockholder or dealer effecting a transaction in the registered securities, whether or not participating in a distribution, is required to deliver a prospectus. Unless otherwise exempted, the Selling Stockholder and their agents engaged in the resale of Common Stock may be deemed underwriters under the Securities Act of 1933.

                                  LEGAL MATTERS

      The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Robert A. Forrester, Esq., Richardson, Texas.

                                     EXPERTS

      The financial statements of the Company as of December 31, 2001, included in this Prospectus have been audited by Lane Gorman Trubitt, L.L.P., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting, in giving said report.

     COMMISSION'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      In the SEC's opinion, indemnification for certain acts of directors, officers and controlling persons is against public policy, as expressed in the Securities Act, and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

                           INTEGRATED TECHNOLOGY GROUP
                                AND SUBSIDIARIES



                                    CONTENTS


                                                                        Page

INDEPENDENT AUDITOR'S REPORT                                            F-1

CONSOLIDATED FINANCIAL STATEMENTS

   CONSOLIDATED BALANCE SHEET                                           F-2

   CONSOLIDATED STATEMENTS OF OPERATIONS                                F-3

   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY                      F-4

   CONSOLIDATED STATEMENTS OF CASH FLOWS                                F-5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                        F-6 - F-11

QUARTERLY FINANCIAL STATEMENTS                                    Q-1 - Q-6

Independent Auditor's Report


The Board of Directors and Stockholders
Integrated Technology Group (Successor to Safe Tire Disposal Corp.)

We have audited the accompanying consolidated balance sheet of Integrated Technology Group and subsidiaries as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Integrated Technology Group and subsidiaries as of December 31, 2001, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.



Lane Gorman Trubitt, L.L.P.


Dallas, Texas
January 25, 2002

                  Integrated Technology Group and Subsidiaries
                           CONSOLIDATED BALANCE SHEET
                                December 31, 2001

                                     ASSETS

CURRENT ASSETS
   Cash and cash equivalents                                                    $          18,905
   Accounts receivable, net of allowance of $40,219                                       636,460
   Prepaid expenses                                                                        77,864
   Deposits                                                                                38,500
   Deferred taxes                                                                          16,690
                                                                                -----------------
     Total current assets                                                                 788,419
                                                                                -----------------

PROPERTY, PLANT AND EQUIPMENT
   Land                                                                                   467,040
   Buildings and improvements                                                           2,562,146
   Transportation equipment                                                             7,744,122
   Plant equipment                                                                     12,953,496
                                                                                -----------------
                                                                                       23,726,804
   Less accumulated depreciation                                                      (19,752,063)
                                                                                ------------------
     Net property, plant and equipment                                                  3,974,741
                                                                                -----------------

OTHER ASSETS
   Long-term advances - related party                                                     716,090
   Deferred taxes                                                                       4,477,736
                                                                                -----------------
                                                                                        5,193,826

                                                                                $       9,956,986

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Current maturities of long-term debt                                         $       2,519,408
   Accounts payable - related party                                                     1,455,200
   Accounts payable                                                                       944,293
   Accrued interest                                                                       463,030
   Other current liabilities and accrued expenses                                         167,426
                                                                                -----------------
     Total current liabilities                                                          5,549,357
                                                                                -----------------

LONG-TERM DEBT, less current maturities                                                    10,515

CONTINGENCIES                                                                                 -

STOCKHOLDERS' EQUITY
   Common stock, $0.001 par value; 20,000,000 shares authorized,
     11,225,000 issued and outstanding                                                     11,225
   Preferred, $0.10 cumulative dividend, $.01 par value; 10,000,000
     shares authorized, 9,535,000 issued and outstanding                                   95,350
   Additional paid-in capital                                                          15,506,271
   Accumulated deficit                                                                (11,215,732)
                                                                                ------------------
     Total stockholders' equity                                                         4,397,114
                                                                                -----------------

                                                                                $       9,956,986



The accompanying notes are an integral part of these statements.

                  Integrated Technology Group and Subsidiaries
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                            Years ended December 31,

                                                                              2001                      2000
Revenues
   Tire processing revenue                                             $   7,362,177             $   7,323,492
   Other revenue                                                           1,067,834                 1,624,388
                                                                       -------------             -------------
     Total revenues                                                        8,430,011                 8,947,880
                                                                       -------------             -------------

Operating expenses
   Facility and processing                                                 2,884,644                 2,804,786
   Transportation                                                          3,945,021                 4,237,013
   General and administrative                                              2,035,900                 2,535,477
   Depreciation and amortization                                           1,402,591                 1,280,575
                                                                       -------------             -------------
     Total operating expenses                                             10,268,156                10,857,851
                                                                       -------------             -------------

     Operating loss                                                       (1,838,145)               (1,909,971)

Other income (expenses)
   Interest expense                                                         (510,535)                 (468,084)
   Interest income                                                               748                     1,365
   Gain on sale of assets                                                         -                     15,000
                                                                       ------------              -------------
     Loss before income taxes                                             (2,347,932)               (2,361,690)

Deferred tax (expense) benefit                                              (137,227)                2,008,429
                                                                       -------------             -------------

     Net loss                                                          $  (2,485,159)            $    (353,261)
                                                                       =============             =============

     Net loss available to
        Common Stockholders                                            $  (3,438,659)            $  (1,306,761)
                                                                       =============             =============

Basic loss per common share                                            $        (0.31)           $        (0.13)
                                                                       ==============            ==============

Weighted average shares                                                   11,216,667                10,054,167
                                                                       =============             =============




















The accompanying notes are an integral part of these statements.

                  Integrated Technology Group and Subsidiaries
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     Years ended December 31, 2001 and 2000



                                                                                 Additional                        Total
                                      Common Stock          Preferred Stock       Paid-in       Accumulated     Stockholders'
                                 --------------------     -------------------
                                   Shares     Amount         Shares   Amount       Capital        Deficit          Equity
                                 --------------------     -------------------   -------------   ------------   ---------------

Balance, December 31, 1999             1,000  $ 1,000    9,535,000  $95,350    $15,372,796    $ (8,377,312)    $7,091,834

Safe Tire Corporation Merger
11,124,000 shares                 11,124,000   10,125           -        -         (10,125)             -              -

Net loss                                  -        -            -        -              -         (353,261)      (353,261)
                                  -----------  ------     --------   ------     ----------    ------------     -------------

Balance, December 31, 2000        11,125,000   11,125    9,535,000   95,350     15,362,671      (8,730,573)     6,738,573

Shares issued for services
100,000 shares                       100,000      100           -        -         143,600              -         143,700

Net loss                                  -        -            -        -              -       (2,485,159)    (2,485,159)
                                  ----------   ------     --------   ------     ----------    -------------    -------------

Balance, December 31, 2001        11,225,000  $11,225    9,535,000  $95,350    $15,506,271    $(11,215,732)    $4,397,114
                                  ==========  =======    =========  =======    ===========    ============     ==========

























The accompanying notes are an integral part of these statements.

                  Integrated Technology Group and Subsidiaries
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            Years ended December 31,


                                                                                      2001                2000
                                                                                      ----                ----

Cash flows from operating activities:
   Net loss                                                                       $  (2,485,159)     $     (353,261)
   Adjustments to reconcile net loss to net cash used by operating activities
     Common stock issued for services                                                   143,700                  -
     Depreciation and amortization                                                    1,402,591           1,280,575
     Gain on sale of assets                                                                  -              (15,000)
     Deferred income taxes                                                              137,227          (2,008,429)
     Change in assets and liabilities
       Accounts and other receivables                                                   251,969            (176,775)
       Prepaid expenses, deposits and other assets                                      (22,682)            239,840
       Accounts payable                                                                 (52,498)            630,318
       Other liabilities and accrued expenses                                           226,129             (31,804)
                                                                                  -------------      --------------
         Net cash used by operating activities                                         (398,723)           (434,536)
                                                                                  -------------      --------------

Cash flows from investing activities:
   Purchases of plant and equipment                                                    (245,446)           (280,167)
   Proceeds on sales of assets                                                               -               15,000
   Advances to related parties                                                          (92,482)                 -
                                                                                  -------------      --------------
         Net cash used by investing activities                                         (337,928)           (265,167)
                                                                                  -------------      --------------

Cash flows from financing activities:
   Advances from related parties                                                        728,500             726,700
   Repayment of advances from related parties                                                -             (179,715)
   Repayment of long-term debt                                                           (3,897)           (171,998)
                                                                                  -------------      --------------
         Net cash provided by financing activities                                      724,603             374,987
                                                                                  -------------      --------------

Net decrease in cash and cash equivalents                                               (12,048)           (324,716)

Cash and cash equivalents at beginning of year                                           30,953             355,669
                                                                                  -------------      --------------

Cash and cash equivalents at end of year                                          $      18,905      $       30,953
                                                                                  =============      ==============

Supplemental cash flow information:
   Cash paid for interest                                                         $     205,755      $      362,576
                                                                                  =============      ==============
















The accompanying notes are an integral part of these statements.

                  Integrated Technology Group and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       NATURE OF OPERATIONS

Integrated Technology Group and subsidiaries (the "Company") collect and dispose of waste tires. The process involves converting the whole waste tire into shredded chips available for sale as a by-product. The Company owns and operates one processing plant in the state of Oklahoma and four processing plants in the state of Texas. The Company's significant sources of revenues are from the states of Oklahoma and Texas for the collecting and shredding of waste tires. The Company's operations and revenues are impacted by laws and regulations of the states of Oklahoma and Texas.

The Company sells tire chips to buyers. The Company is actively exploring new markets for the shredded chips which could increase the sales of the shredded chips in future years.

Merger

On July 10, 2000, Integrated Technology Group, Inc. purchased all the assets of Safe Tire Disposal Corp. and Subsidiaries (STDC) by issuing 9,000,000 shares of its $0.001 par value common stock to the shareholders of STDC in exchange for all the outstanding shares of STDC. Prior to this merger, Integrated Technology Group, Inc. (formerly Living Card Company, Inc.) was a dormant publicly traded shell company with no material financial activity. The consolidated financial statements of the Company include the results of operations and cash flows of STDC for the period January 1, 2000 to July 10, 2000, the effective date of the merger. The financial position and results of operations of the predecessor company are immaterial and have not been included in the consolidation.

Operations

The Company has suffered recurring losses from operations, has a net working capital deficiency and is in default on a note payable to a bank. If the Company is unable to meet current obligations as they come due as a result of its working capital deficiency or because of an inability to raise further funds, or if the bank demands payment on the note payable in default, the Company could be forced to substantially reduce operations and sell significant amounts of property, plant and equipment.

Management is currently working to extend the terms of the note payable to the bank and is also seeking debt and equity financing from other sources. The proceeds from such financing obtained will be used to fund current operations. In addition, the Company is evaluating other ways to reduce operating costs. The Company is also working with a firm based in Indonesia to build a recycling plant that will produce marketable oil, gas, steel and carbon black. The Company believes that these actions will enable the Company to carry out its business plan and achieve profitability.


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements include the financial statements of the Company and its subsidiaries. Intercompany balances and transactions between the Company and its subsidiaries have been eliminated in consolidation.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

                  Integrated Technology Group and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Values of Financial Instruments

Fair values of financial instruments are estimated to approximate the related book value, unless otherwise indicated, based on market information available to the Company.

Recent Accounting Pronouncements

The Financial Accounting Standards Board has released FAS 141, "Business Combinations," FAS 142, "Goodwill and Other Intangible Assets," FAS 143, "Accounting for Asset Retirement Obligations," and FAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The Company believes that the impact of these new standards will not have a material effect on the Company's consolidated financial position, results of operations or disclosures.

Revenue Recognition

The Company recognizes revenue at the time of waste tire collection or at the time shredded tire chips are sold.

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks and highly liquid short-term investments in money market accounts.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation. All material property, plant, and equipment additions are capitalized and depreciated on a straight-line basis over the estimated useful lives of the assets. Estimated useful lives range from 5 to 30 years. As assets are disposed of, cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

Long-lived assets are periodically reviewed for impairment based on an assessment of future operations. The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Measurement of an impairment loss is based on the fair market value of the asset.

Income Taxes

The Company provides for income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recorded or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Deferred income taxes and liabilities arise principally from the temporary differences between financial statement and income tax recognition of depreciation and amortization, bad debts and net operating losses.

Chip Inventory

The Company has approximately 218,000 and 228,000 tons of tire chips on hand at December 31, 2001 and 2000, respectively. As noted above, the Company receives a fee for collecting, transporting, and shredding waste tires for the states of Oklahoma and Texas. In order to make the tire chips marketable to end users, the Company processes waste tires to a size smaller than required by the states. The Company is currently unable to accurately measure the incremental costs of processing waste tires below the size required by the states. Therefore, the Company does not record the tire chips as inventory on its consolidated balance sheet.

                  Integrated Technology Group and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Advertising and Marketing

Advertising and marketing costs are expenses as incurred. Advertising expense totaled $11,375 and $8,081 for the years ended December 31, 2001 and 2000, respectively.

Per Share Information

Per share information is based on the weighted average number of common stock and common stock equivalent shares outstanding. Only basic earnings per share are shown, as there are no dilutive items.

3.       LONG-TERM DEBT

Long-term debt of the Company consists of the following at December 31, 2001:

       Note payable to bank purchased by an investment company and is due on demand.  Note matured April 1, 1998.  Interest rate is prime rate plus 5% (9.75% at December 31, 2001).  The note is
         collateralized by the assets of the Company.                                            $         2,515,145

       Borrowing under financing agreement for property acquisition, payable in monthly installments of $453, including interest of 9%, through
         February 1, 2005.  The borrowing is secured by a deed of trust.                                      14,778
                                                                                                 -------------------
                                                                                                           2,529,923
       Less current installments of long-term debt                                                        (2,519,408)
                                                                                                 -------------------
                                                                                                 $            10,515
                                                                                                 ===================


The aggregate maturities of long-term debt for each of the five years subsequent to December 31, 2001 are as follows: 2002, $2,519,408; 2003, $4,662; 2004,
$4,958; 2005, $895 and 2006, $0.

4.       INCOME TAXES

The components of the deferred tax assets and liabilities at December 31, 2001, are as follows:


         Deferred tax assets - tax effect of:
              Allowance for doubtful accounts                                                    $            14,881
              Charitable contributions carryforward                                                            1,809
              Net operating loss carryforward                                                              5,794,904
                                                                                                 -------------------
                  Total gross deferred tax assets                                                          5,811,594
              Less valuation allowance                                                                      (990,409)
                                                                                                 -------------------
                  Net deferred tax assets                                                                  4,821,185

        Deferred tax liabilities - tax effect of:
              Property, plant, and equipment                                                                (326,757)
                                                                                                 -------------------
                  Total deferred tax liabilities                                                            (326,757)
                                                                                                 -------------------

                  Net deferred tax asset/liability                                               $         4,494,426
                                                                                                 ===================

                  Integrated Technology Group and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4.       INCOME TAXES (Continued)

The net change in the total valuation allowance for deferred tax assets as of December 31, 2001 was $990,409. There was no change in the valuation allowance for the year ended December 31, 2000. In assessing the recoverability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

At December 31, 2001, the Company has net operating loss carryforwards for federal income tax purposes of approximately $15,700,000, which are available to offset future federal taxable income generated, if any. The carryforwards expire as follows: $227,000 in 2008; $1,755,000 in 2009, $3,644,000 in 2010, $3,425,000
in 2011, $1,572,000 in 2017, $1,502,000 in 2018, $2,038,000 in 2020 and
$1,537,000 in 2021.

5.       DEFINED CONTRIBUTION PLAN

Employees of the Company participate in a group defined contribution 401(k) plan sponsored by STDC. All full-time employees are eligible to participate on the first plan entry date after six months of service with the Company and attaining 21 years of age. The Company may make contributions from its pre-tax profits. There were no Company contributions for the years ended December 31, 2001 and 2000.

6.       PREFERRED STOCK

The Company has 9,535,000 shares of non-voting, cumulative preferred stock with a 10% dividend rate issued and outstanding at December 31, 2001. Upon voluntary or involuntary dissolution of the Company, the assets of the Company available for dissolution are distributed first to preferred shareholders in an amount equal to all unpaid declared, accumulated dividends, if any, without interest, then to preferred shareholders in an amount equal to $1.10 per share. Thereafter, the remaining assets of the Company available for distribution are distributed among and paid to common shareholders. Preferred stock may be redeemed in whole or in part at the option of the Company at $1.10 per share plus any accrued and unpaid dividends, whether or not declared. Dividends in arrears at December 31, 2001 total $2,860,500.

7.       RELATED PARTY TRANSACTIONS

Included in other assets, long-term receivables at December 31, 2001 are advances to the following companies who are related through common ownership by officers of the Company. The advances are interest free and have no associated repayment schedule. No repayments have been made as of December 31, 2001.

       Rubber Recycling Resources                                                                    $       413,083
       Safe Tire Recycling                                                                                   215,207
       Recycled Energy, L.L.C.                                                                                87,800
                                                                                                     ---------------
                                                                                                     $       716,090


Rubber Recycling Resources (RRR) was created to utilize granular and powder tire material for products targeted mainly for the utility and highway industries. The advances have been made to RRR beginning in 1998 and are to help fund its operations. RRR's ability to repay the advances to the Company depends on its ability to develop a market for granular and powder tire material. The Company intends to collect the advances from RRR when these markets are developed.

Safe Tire Recycling (STR) was established to develop a tire recycling market in Europe. The advances to STR have been made beginning in 1999 to help fund its operations. STR's ability to repay the advances to the Company depends on its ability to develop a European tire recycling market. The Company intends to collect the advances from STR when these markets are developed.

                  Integrated Technology Group and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7.       RELATED PARTY TRANSACTIONS (Continued)

Recycled Energy, L.L.C. (RE) was established to create and establish end uses and products from tire chips. The advances to RE have been made beginning in 2000 to help fund its operations. RE's ability to repay the advance to the Company depends on its ability to develop uses for tire chips. The Company intends to collect the advances from RE when these markets are developed.

The Company periodically evaluates receivables due from related parties to determine the need for an allowance for doubtful accounts. The Company believes the advances due from related parties are fully collectible at December 31, 2001.

Included in accounts payable - related parties at December 31, 2001 are advances from various stockholders of the Company totaling $1,429,200 and advances from Southstar, Inc., related through common ownership by officers of the Company, totaling $26,000.

8.       LEASE COMMITMENTS

The Company leases land and transportation equipment under operating leases. The land lease agreement provides for five successive five-year renewal options, each with increased annual lease payments, and options to purchase the leased land. Transportation equipment leases are cancelable at any time. Rental expense for all operating leases approximated $628,000 and $469,500 for the years ended December 31, 2001 and 2000, respectively.

Future minimum lease payments under noncancellable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2001, are:

                Year ending December 31:

                        2002                            $         2,000
                        2003                                      2,000
                        2004                                      4,000
                        2005                                      4,000
                        2006                                      4,000
                                                        ---------------

                Total minimum lease payments            $        16,000
                                                        ===============

9.       LETTERS OF CREDIT

As of December 31, 2001, the Company was contingently liable for outstanding letters of credit totaling approximately $245,000. The letters of credit expire during 2002. The outstanding letters of credit pertain to the State of Texas financial assurance requirements on tire chip inventory held in Texas by the Company and are guaranteed by a principle shareholder.

                  Integrated Technology Group and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10.      LOSS PER SHARE

Loss per share information contained in the consolidated statement of operations is calculated as follows for the years ended December 31,:

                                                                                       2001              2000
                                                                                  ---------------   ----------------

Net loss                                                                          $    (2,485,159)  $      (353,261)
Undeclared dividends on preferred stock                                                  (953,500)         (953,500)
                                                                                  ----------------  ----------------

Net loss available to common stockholders                                         $    (3,438,659)  $    (1,306,761)
                                                                                  ================  ================

Basic loss per common share                                                       $          (.31)  $          (0.13)
                                                                                  ================  ================

Weighted average shares                                                                11,216,667        10,054,167



11.      CONTINGENT LIABILITIES

In the normal course of business, various actions and claims have been brought or asserted against the Company. Management does not consider these legal actions to be material to the Company's financial position, liquidity, or results of operations.

12.      SUBSEQUENT EVENTS (Unaudited)

In January 2002, the Company entered into a joint venture agreement with a firm based in Indonesia specializing in the production of industrial equipment and machinery to produce a recycling plant that will produce marketable oil, gas, steel and carbon black. The joint venture has a life of 10 years, unless both parties agree to an extension.

On February 27, 2002, the Company entered into a Stock Purchase Agreement (the "Purchase Agreement") with an investment fund ("the Fund"), in connection with a private equity line financing transaction pursuant to which the Company shall offer and sell to the Fund up to $10,000,000 of the Company's Common Stock over a period of up to two years.

The Company borrowed $300,000 from the Fund pursuant to a convertible note agreement, which is secured by 1,300,000 shares of Common Stock pledged by one of the Company's principal stockholders. The Company also paid a commitment fee of $100,000 for the equity line of credit.

13.      LITIGATION

The Company is currently seeking to recover $5,000,000 from an investment company. This amount represents the proceeds the Company should have received from the sale of its stock by the investment company. The related shares of common stock have not been issued. The outcome of these proceedings cannot be reasonably estimated at this time, and as a result, no gain is recorded on the Company's books at December 31, 2001.

                  INTEGRATED TECHNOLOGY GROUP AND SUBSIDIARIES
                           Consolidated Balance Sheets

                                                            September 30,              December 31,
                                                                2002                       2001
                                                          -----------------         -----------------
                                                             (Unaudited)                 (Audited)

ASSETS

Current assets
   Cash and cash equivalents                              $           8,734         $          18,905
   Accounts receivable, net allowance of $40,219                    362,056                   636,460
   Prepaid expenses                                                 112,481                    77,864
   Deposits                                                          53,500                    38,500
   Deferred taxes                                                    16,690                    16,690
                                                            ---------------           ---------------

   Total current assets                                             553,461                   788,419
                                                            ---------------           ---------------

Property, plant and equipment
   Land                                                             467,040                   467,040
   Buildings and improvements                                     2,552,296                 2,562,146
   Transportation equipment                                       7,761,551                 7,744,122
   Plant equipment                                               13,111,636                12,953,496
                                                            ---------------           ---------------

                                                                 23,892,523                23,726,804
   Less accumulated depreciation                                (20,663,080)              (19,752,063)
                                                            ---------------           ---------------

   Net property, plant and equipment                              3,229,443                 3,974,741
                                                            ---------------           ---------------

Other assets
   Long-term advances - related parties                             785,707                   716,090
   Deferred taxes                                                 4,151,156                 4,477,736
                                                            ---------------           ---------------

                                                                  4,936,863                 5,193,826
                                                            ---------------           ---------------

                                                          $       8,719,767         $       9,956,986
                                                            ===============           ===============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
   Current maturities of long-term debt                   $       2,819,408         $       2,519,408
   Accounts payable - related party                               1,570,200                 1,455,200
   Accounts payable                                                 948,931                   944,293
   Accrued interest                                                 651,152                   463,030
   Other current liabilities and accrued expenses                   298,653                   167,426
                                                            ---------------           ---------------

   Total current liabilities                                      6,288,344                 5,549,357

Long-term debt, less current installments                             7,120                    10,515

Stockholders' equity:
   Common stock, $0.001 par value; 20,000,000 shares
     authorized, 11,243,353 and 11,225,000 issued and
     outstanding, respectively                                       11,243                    11,225
   Preferred stock, $0.10 cumulative dividend, $0.01
     par value; 10,000,000 shares authorized, 9,535,000
     issued and outstanding                                          95,350                    95,350
   Additional paid-in capital                                    15,556,253                15,506,271
   Accumulated deficit                                          (13,238,543)              (11,215,732)
                                                            ---------------           ---------------

   Total stockholders' equity                                     2,424,303                 4,397,114
                                                            ---------------           ---------------

                                                          $       8,719,767         $       9,956,986
                                                            ===============           ===============

                  INTEGRATED TECHNOLOGY GROUP AND SUBSIDIARIES
                      Consolidated Statements of Operations
                                   (Unaudited)

                                        Three Months Ended                        Nine Months Ended
                                            September 30,                            September 30,
                                    ------------------------------         -------------------------------
                                       2002               2001                 2002               2001
                                    -------------    -------------         -------------     -------------
Revenues
     Tire processing revenue        $   1,390,957    $   2,073,849         $   4,243,886     $   5,726,055
     Other revenue                        222,423          348,102               896,875           878,697
                                      -----------      -----------           -----------       -----------

     Total revenues                     1,613,380        2,421,951             5,140,761         6,604,752
                                      -----------      -----------           -----------       -----------

Operating expenses
     Facility                             617,558          785,687             1,752,577         2,111,936
     Transportation                       737,716        1,082,059             2,558,742         2,920,205
     General and administrative           347,026          522,180             1,329,887         1,715,193
     Depreciation                         267,620          340,181               911,717         1,013,858
                                      -----------      -----------           -----------       -----------

     Total operating expenses           1,969,920        2,730,107             6,552,923         7,761,192
                                      -----------      -----------           -----------       -----------

     Operating loss                      (356,540)        (308,156)           (1,412,162)       (1,156,440)

Other income (expenses)
     Interest expense                     (94,312)        (157,617)             (287,378)         (414,255)
     Other                                    968               96                 3,309               721
                                      -----------      -----------           -----------       -----------

     Loss before income taxes            (449,884)        (465,677)           (1,696,231)       (1,569,974)

     Income tax expense                  (108,860)               -              (326,580)                -
                                      ------------     -----------           -----------       -----------

     Net loss                       $    (558,744)   $    (465,677)        $  (2,022,811)    $  (1,569,974)
                                      ============     ===========          ============        ==========

     Net loss per share
       Basic and diluted            $      (0.05)    $      (0.04)         $      (0.18)     $      (0.14)
                                      ===========      ===========          ===========       ============

     Weighted average shares
       outstanding
     Basic and diluted                 11,243,353       11,225,000            11,242,344        11,213,645
                                      ===========      ===========           ===========       ===========

                  INTEGRATED TECHNOLOGY GROUP and SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                                   (Unaudited)

                                                                                         Nine Months Ended
                                                                                          September 30,
                                                                                      ----------------------
                                                                                        2002            2001
                                                                                  ---------------  -------------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                                       $    (2,022,811) $  (1,569,974)
   Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization                                                        911,717      1,013,858
     Deferred income taxes                                                                326,580              -
     Stock issued for consulting services                                                       -        143,700
     Changes to assets and liabilities related to operating activities
     Accounts and other receivables                                                       274,404         25,927
     Prepaid expenses, deposits and other assets                                          (49,617)       (56,635)
     Accounts payable                                                                       4,638       (184,216)
     Other liabilities and accrued expenses                                               319,349        285,600
                                                                                    -------------    -----------

   Net cash used in operating activities                                                 (235,740)      (341,740)

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of plant and equipment                                                      (166,419)      (186,385)
   Advances to related party                                                              (69,617)       (67,982)
                                                                                    -------------    -----------

   Net cash used in investing activities                                                 (236,036)      (254,367)
                                                                                    -------------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from borrowings                                                               300,000              -
   Issuance of common stock                                                                50,000              -
   Advances from related parties                                                          115,000        658,000
   Repayment of long-term debt                                                             (3,395)        (2,889)
                                                                                    -------------    -----------

   Net cash provided by financing activities                                              461,605        655,111
                                                                                    -------------    -----------

NET INCREASE (DECREASE) IN CASH                                                           (10,171)        59,004

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                           18,905         30,953
                                                                                    -------------    -----------

                           -                -
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                        $         8,734  $      89,957
                                                                                    =============    ===========

SUPPLEMENTAL CASH FLOW INFORMATION:
   Cash paid for interest                                                         $        51,683  $      36,446
                                                                                    =============    ===========

                           INTEGRATED TECHNOLOGY GROUP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1        BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principals for interim financial information and with the instructions to Form 10-QSB and Rule 10-01 of Regulations S-X. They do not include all information and notes required by generally accepted accounting principals for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended September 30, 2002, are not necessarily indicative of the results that may be expected for the year ending December 31, 2002.

2.       NATURE OF OPERATIONS

Integrated Technologies Group (the "Company") collects and disposes of waste tires. The process involves converting the whole waste tire into shredded chips available for sale as a by-product. The Company owns and operates one processing plant in the state of Oklahoma and four processing plants in the state of Texas. The Company's significant sources of revenues are from the states of Oklahoma and Texas for the collecting and shredding of waste tires. The Company's operations and revenues are impacted by laws and regulations of the states of Oklahoma and Texas.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements include the financial statements of the Company and its subsidiaries. Intercompany balances and transactions between the Company and its subsidiaries have been eliminated in consolidation.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks and highly liquid short-term investments in money market accounts.

Chip Inventory

The Company has approximately 192,000 tons of tire chips on hand at September 30, 2002. As noted above, the Company receives a fee for collecting, transporting, and shredding waste tires for the states of Oklahoma and Texas. In order to make the tire chips marketable to end users, the Company processes waste tires to a size smaller than required by the states. The Company is currently unable to accurately measure the incremental costs of processing waste tires below the size required by the states. Therefore, the Company does not record the tire chips as inventory on its consolidated balance sheet.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation. All material property, plant, and equipment additions are capitalized and depreciated on a straight-line basis over the estimated useful lives of the assets. Estimated useful lives range from 5 to 30 years. As assets are disposed of, cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

Income Taxes

The Company provides for income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recorded or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

3.       ACQUISITION OF SAFE TIRE BY INTEGRATED TECHNOLOGY GROUP

      In July 2000 the Corporation acquired all of the issued and outstanding shares of Safe Tire Disposal Corp., a Delaware Corporation. In connection with this acquisition, (i) the Corporation sold the assets of the Company, which consisted of assets related to the conduct of the Living Card Company, to John
F. Lund and R. Blair Lund in exchange for cancellation of 5,900,000 restricted common shares of the Company, thus reducing to 2,100,000 the number of common shares outstanding; (ii) issued 9,000,000 common shares of the registrant, constituting 80.89% of the shares of the registrant's shares outstanding after the close, to the owners of 100% of the outstanding shares of Safe Tire Disposal Corp., an Oklahoma corporation, in exchange for all of the issued and outstanding equity securities; and (iii) issued 25,000 shares to James N. Barber, Trustee in consideration of legal and finders' fees incurred in connection with the acquisition.

      The original agreement omitted acquisition of the Delaware corporation's Preferred Stock. There were 9,535,000 shares of Preferred Stock issued and outstanding and each share of Preferred Stock had one vote. The Delaware corporation's Preferred Stock was entitled to receive a cumulative dividend of $0.10 per share each year and had preference upon liquidation equal to $1.00 per share plus accumulated but unpaid dividends. A sale is not deemed to be a liquidation. In May 2001, the Company's Articles of Incorporation were amended and the Preferred Stock of the Delaware corporation exchanged, effective July 2000, for the Preferred Stock of the Company. The Company's Preferred Stock is identical to that of the Delaware corporation's except that the Company's Preferred Stock is non-voting and the liquidation preference was increased to reflect accumulated but unpaid dividends of $0.10 per share. The liquidation preference is equal to $1.10 for each of the 9,535,000 shares of Preferred Stock. The Company's Preferred Stock does not treat a sale of the Company as a liquidation.

      As a result of these transactions the only remaining asset of the registrant was 100% of the issued and outstanding common stock of Safe Tire Disposal Corp.

4.       AGREEMENTS

In January 2002, the Company entered into a collaboration agreement with a firm based in Indonesia specializing in the production of industrial equipment and machinery to produce a recycling plant that will produce marketable oil, gas, steel and carbon black. The joint venture has a life of 10 years, unless both parties agree to an extension.

On February 27, 2002, the Company entered into a Stock Purchase Agreement (the "Purchase Agreement") with an investment fund ("the Fund"), in connection with a private equity line financing transaction pursuant to which the Company would offer and sell to the Fund up to $10,000,000 of the Company's Common Stock over a period of up to two years. In September the Company abandoned this transaction.

The Company borrowed $300,000 from the Fund pursuant to a convertible note agreement, which is secured by 1,300,000 shares of Common Stock pledged by one of the Company's principal stockholders. The Company also paid a commitment fee of $100,000 for the equity line of credit. The Company is in negotiations for the repayment of this obligation.

5.       LITIGATION

The Company is currently seeking to recover $5,000,000 from an investment company. This amount represents the proceeds the Company should have received from the sale of its stock by the investment company. The related shares of common stock have not been issued. The outcome of these proceedings cannot be reasonably estimated at this time, and as a result, no gain is recorded on the Company's books at September 30, 2002.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Officers and Directors

Article IV of our Articles of Incorporation read as follows:

      To the fullest extent permitted by the Nevada General Corporation Law as the same exists or as may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer for (i) acts or omissions which involve intentional misconduct, forced or knowing violations of law or (ii) the payment of distributions in violation of Nevada General Corporation Law.

      The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he, his testator, or intestate is or was a director, officer, employee or agent of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

      Neither the amendment nor repeal of this Article 4, nor the adoption of any provision of this Corporation's articles of incorporation inconsistent with this Article 4, shall eliminate or reduce the effect of this Article 4 in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article 4, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.



Item 25. Other Expenses of Issuance and Distribution
Estimated expenses in connection with the public offering by the Company of the securities offered hereunder are as follows:

Securities and Exchange Commission Filing Fee                        $       622
Accounting Fees and Expenses                                               4,000
Legal Fees and Expenses                                                   25,000
Printing                                                                   1,000
Miscellaneous*                                                             4,378
                                                                     -----------
     Total                                                           $    35,000
                                                                     ===========
------------
*Estimated

Item 26. Recent Sales of Unregistered Securities

The following is a summary of the transactions by the Registrant during the last three years involving the sale of securities which were not registered under the Securities Act:

In August 2000 the Company issued 9,025,000 shares of Common Stock to three individuals in connection with the acquisition of common stock of Safe Tire Disposal Corporation, a Delaware corporation.

In January 2001 the Company issued for services 100,000 shares of Common Stock.

In May 2001 the Company issued 9,535,000 shares of preferred stock to acquire all of the issued and outstanding shares of preferred stock Safe Tire Disposal Corporation, a Delaware corporation, thus giving the Company ownership of all of the equity interest in that Delaware corporation.

In January of 2002 the Company issued 18,353 shares of Common Stock for services.

In October 2002 the Company issued 4,121,291 shares of Common Stock to three affiliates in exchange for the forgiveness of debt totaling $1,236,387.28, and in January 2003 the Company issued 300,000 shares of Common Stock to a financial advisor and business consultant.

Each of the above transactions was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended as offerings by an issuer not involving any public offering.

In January 2003 the Company issued 300,000 shares for services rendered in 2002. These issuance of these shares were exempt from registration pursuant to Regulation S promulgated under the Securities Act of 1933.

Item 27. Exhibits

Exhibit No.                                        Item

2.01 (1) Amended and Restated Articles of Incorporation, as amended
2.02 (1) Amended and Restated By-Laws
4.1 (3)  Placement Advisor Agreement with First Berlin.
5.1(1)   Opinion of Robert A. Forrester
10.1(2) Stock Pledge Agreement between the Company, Brighton Opportunity Fund LLP and Pledgor
10.2(2) Registration Rights Agreement between the Company and Brighton Opportunity Fund LLP
10.3(2)  Company Debenture with Brighton Opportunity Fund LLP
10.4(2) Promissory Note between the Company and the H. Scott Holden, 1993 Trust 10.5(2) Promissory Note between the Company and the Harold H. Holden, 1985
         Trust
10.6 (2) Warrant for purchase of Stock with the H. Scott Holden, 1993 Trust 10.7(2) Warrant for purchase of Stock with the Harold H. Holden, 1985 Trust 10.8(1) Technology Assignment
10.9(3)  Collaboration Agreement with PT Perkas Heavyndo Engineering
10.10(3) Management Agreement with Global Energy Recovery (Holdings) Ltd.
23.1 (1) Consent of Lane Gorman Trubitt LLP
23.2     (1) Consent of Robert A. Forrester is contained in his opinion filed as
         Exhibit 5.1 to this registration statement.
------------
(1)   Filed herewith
(2)   Previously filed
(3)   To be filed by amendment

         Item 28. Undertakings

           The undersigned registrant hereby undertakes as follows:

      (a)  (1)      File, during any period in which it offers or sells
                    securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) Include any additional or changed material information on the plan of distribution.

           (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

           (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares of the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933,as amended, the Registrant certifies that it has reasonable ground to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ardmore, State of Oklahoma, on the 16th day of January, 2003.



SIGNATURE                                   TITLE                                       DATE
---------                                   -----                                       ----


/s/ H. Scott Holden                         Director and Chief Executive Officer        January 16, 2003
-------------------------------
H. Scott Holden



/s/ C. Sue Rushing                          Director, Secretary/Treasurer               January 16, 2003
-------------------------------
C. Sue Rushing                              and Comptroller



/s/ Harold H. Holden                        Director, Vice President                    January 16, 2003
-------------------------------
Harold H. Holden